UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A-1


                                 CURRENT REPORT


   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934



         Date of Report (Date of earliest event reported) June 17, 2003

                          AMERICAN UNITED GLOBAL, INC.
             (Exact name of registrant as specified in its charter)




       Delaware                       000-19404                   95-4359228
(State or other jurisdiction     (Commission File Number)     (IRS Employer
 of incorporation)                                           Identification No.)



                              11108 NE 106TH PLACE
                           KIRKLAND, WASHINGTON 98033
                    (Address of principal executive offices)

                                 (425) 869-7410
              (Registrant's telephone number, including area code)

Safe Harbor  Statement  under the Private  Securities  Litigation  Reform Act of
1995:

This Form 8-K/A-1 contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time by American United Global, Inc. with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, American United Global, Inc. disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.


ITEM 1:  CHANGE IN CONTROL

On June 16, 2003, American United Global, Inc., a Delaware corporation (the "Company"), Lifetime Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Merger Sub"), and Lifetime Healthcare Services, Inc., a Delaware corporation ("Lifetime"), entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement was approved by the board of directors of each of the Company, Merger Sub and Lifetime on June 13, 2003 and by the stockholders of Lifetime and Merger Sub on June 13, 2003.

Upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with Delaware Law, Merger Sub was merged with and into Lifetime as of June 17, 2003 (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of each of Merger Sub and Lifetime were converted or canceled in the manner provided by the Merger Agreement, the separate corporate existence of Merger Sub ceased, and Lifetime continued as the surviving corporation in the Merger as a wholly owned subsidiary of the Company.

Prior to the Merger, the Rubin Family Irrevocable Stock Trust owned approximately 77.6% of the shares of the common stock, par value $.01 per share (the "Company Common Stock"), of the Company. In connection with the Merger, the
Company:

     o issued to the former stockholders of Lifetime, an aggregate of 467,500 shares of the Company's Series B-2 Convertible Preferred Stock (the "B-2 Preferred"), convertible into an aggregate of 9,350,000 shares of Company Common Stock, which B-2 Preferred votes on an "as converted" basis with the Company Common Stock on all matters as to which holders of Company Common Stock may vote; and

     o entered into a certain agreement (the "Closing Agreement") which will, until the occurrence of certain events as more fully set forth below, govern the constitution of the Company's board of directors and materially impact its decision-making capability.

Either of these events undertaken without respect to the other constitutes a "change in control" of the Company.

On June 27, 2003, the Company issued a press release regarding the closing of the Merger and related transactions and developments. A copy of such press release has been filed as an exhibit to AUGI's Form 8-K, as filed with the Commission on July 2, 2003 and incorporated herein and made an integral part hereof.

For more information concerning the Merger and related transactions, see: (i) the information set forth in this Form 8-K/A-1, including with specific reference "Item 2 - Acquisition or Disposition of Assets"; (ii) the Merger Agreement a copy of which is filed as an exhibit to AUGI's Form 8-K, as filed with the Commission on July 2, 2003 and incorporated herein and made an integral part hereof, (iii) the Closing Agreement a copy of which is filed as an exhibit to AUGI's Form 8-K, as filed with the Commission on July 2, 2003 and incorporated herein and made an integral part hereof, and (iv) the other exhibits listed in Item 7 herein, copies of which are filed as an exhibit to AUGI's Form 8-K, as filed with the Commission on July 2, 2003 and incorporated herein and made an integral part hereof.



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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS


Acquisition of Lifetime and NY Medical

The Lifetime Merger

On June 16, 2003, AUGI, Lifetime Acquisition Corp., a newly formed owned subsidiary of AUGI ("Merger Sub") and Lifetime entered into an amended and restated agreement and plan of merger (the "Merger Agreement"). AUGI consummated the acquisition of Lifetime through the merger of Merger Sub with and into Lifetime, effective as of June 17, 2003 (the "Lifetime Merger"). Lifetime is a holding company whose only asset consists of its ownership of 55% of the capital stock of NY Medical, acquired by Lifetime immediately prior to the consummation of the Merger.

As consideration for the Lifetime Merger, AUGI issued to the former stockholders of Lifetime, an aggregate of 467,500 shares of AUGI's newly designated Series B-2 Convertible Preferred Stock (the "B-2 Preferred"). Each share of the B-2 Preferred is convertible on or after December 17, 2003 into 20 shares of AUGI common stock, although the B-2 Preferred shall be mandatorily converted into AUGI common stock with no action required on the part of AUGI or the holder of the B-2 Preferred upon the occurrence of certain fundamental corporate events, such as a business combination or sale of substantially all its assets. Accordingly, an aggregate of 9,350,000 shares of AUGI common stock is issuable to the former Lifetime stockholders if all shares of B-2 Preferred are converted.

Prior to the Lifetime Merger, the Rubin Family Irrevocable Stock Trust owned approximately 1,549,831 shares, or approximately 77.6% of the shares of the AUGI's common stock. In contemplation of the Lifetime Merger, AUGI declared a stock dividend to holders of record of AUGI common stock as of June 10, 2003. The stock dividend took the form of the issuance of 232,500 shares of AUGI's newly authorized and designated Series B-3 Convertible Preferred Stock (the "B-3 Preferred"). Each share of the B-3 Preferred also is convertible, on or after December 17, 2003 (or earlier as provided above), into 20 shares of AUGI common stock. Accordingly, an aggregate of 4,650,000 shares of AUGI common stock is issuable the holders of the B-3 Preferred if all shares of B-3 Preferred are converted. Both the B-2 Preferred and the B-3 Preferred vote together with AUGI's common stock on an "as converted basis" and are substantially identical to each other in all other respects (see "Description of Securities").

Immediately prior to the consummation of the Lifetime Merger, Lifetime acquired 55% of the capital stock of New York Medical, Inc., a Delaware corporation ("NY Medical") pursuant to a stock purchase agreement dated March 21, 2003, as amended on June 16, 2003 (the "NY Medical Stock Purchase Agreement"). The selling NY Medical stockholder was Redwood Associates, L.P. ("Redwood"), an entity of which Dr. Jonathan Landow, the President and Chief Executive Officer of NY Medical, was the general partner. The limited partner of Redwood, owning 99% of its equity, is Tracy Landow, the wife of Dr. Jonathan Landow. Dr. Landow disclaims any beneficial interest in the Redwood equity owned by his wife.

Post-Closing Obligations

The Lifetime Note, Landow Note and Closing Agreement.

Under the terms of the NY Medical Stock Purchase Agreement, Lifetime issued to Redwood a $5,500,000 principal amount 6% convertible note (the "Lifetime Note"), of which $2,000,000 is due and payable on or before March 22, 2004. In connection with the Lifetime Merger, AUGI unconditionally guaranteed the Lifetime Note. The balance of the Lifetime Note is payable in seven quarterly installments of $500,000 each, commencing July 1, 2004 and is convertible at the option of the holder into shares of AUGI common stock at a conversion price of $4.00 per share. Each principal installment due under the Lifetime Note also is subject to mandatory conversion in the event that the closing price of AUGI common stock equals or exceeds $4.80 per shares for the 30 consecutive trading days ending the last trading day prior to the subject installment payment date.

In addition to the Lifetime Note, AUGI also guaranteed payment by NY Medical of a separate $4,662,830 6% Amended and Restated Senior Subordinated Term Loan
Promissory Note of NY Medical, dated as of June 16, 2003 and payable to Tracy Landow, as assignee of Dr. Jonathan Landow (the "Landow Note"). The Landow Note is payable in four annual installments commencing November 30, 2003. Under the terms of a certain closing agreement dated June 16, 2003, among AUGI, Lifetime, Dr. Jonathan Landow, Tracy Landow, certain former stockholders of Lifetime, the Rubin Family Irrevocable Stock Trust (the record owner of approximately 77.6% of the outstanding AUGI common stock) and Robert M.



                                       3
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Rubin (the "Closing  Agreement"),  AUGI agreed to pay all but  $1,000,000 of the principal amount of the Landow Note by October 17, 2003. Such Closing Agreement also provides that if, for any reason, AUGI and/or Lifetime is unable to pay (i) at least $3,662,830 of the outstanding principal amount under the Landow Note in full by October 17, 2003 (subject only to the potential deferral of $500,000 of such amount for up to six months) and/or (ii) the entire Landow Note in full and an aggregate of $2,000,000 in principal amount of the Lifetime Note by March 22, 2004 (collectively, the "Payment Events"), a "Default Event" will be deemed to have occurred. In such event, at the request of Dr. Landow, AUGI is required to engage the services of an investment banker to sell NY Medical at the highest available price and (subject to AUGI's receipt of an opinion from such banker that the terms of sale are fair, from a financial point of view, to AUGI, Lifetime and AUGI's stockholders) may compel AUGI to consummate such sale.

     Pending consummation of the Payment Events or forced sale of NY Medical, the parties to the Closing Agreement have agreed upon certain mutual covenants in respect of the activities of AUGI and the operation and control of the NY Medical business. In addition, the parties to the Closing Agreement agreed that Redwood's designees would constitute a majority of the board of directors of each of NY Medical and Lifetime, and that the board of directors of AUGI would be reconstituted to consist of five persons; Robert M. Rubin and another person acceptable to him, two nominees of Redwood, and a fifth independent director to be mutually acceptable to each of Mr. Rubin and Redwood. In such connection, Mr. Rubin designated C. Dean McLain as his additional designee on AUGI's board of directors and Messrs. David Barnes, Michael Metter and Howard Katz were asked to tender their resignations as directors of AUGI. Mr. Katz has failed to tender his requested resignation. On June 13, 2003, Messrs. Barnes and Metter tendered their resignations as directors of AUGI. Mr. McLain's resignation as a director of AUGI was not accepted. On August 8, 2003, Redwood nominated Dr. Landow and Stuart B. Fause and Redwood and Mr. Rubin jointly nominated John F. Good to serve on the AUGI board of directors. Under the terms of the Closing Agreement, until the "Payment Events" have occurred, the boards of directors of each of Lifetime and NY Medical consist of three persons; two of whom are to be designated by Redwood and a third by Mr. Rubin.

     The Closing Agreement also provides that in the event a forced sale of NY Medical were to occur, the proceeds of such sale would be applied in the following order of priority:

     o to pay transaction costs (other than the fairness opinion, which is to be paid by AUGI);

     o to pay all indebtedness of NY Medical (other than approximately $1,500,000 of NY Medical indebtedness owed to AUGI);

     o    to pay all obligations under the Landow Note and the Lifetime Note;

     o    to pay the costs of the fairness opinion; and

     o    to AUGI, to the extent of any remaining net proceeds.

To the extent that all obligations under the Landow Note and the Lifetime Note (estimated to aggregate approximately $3,700,000 by October 17, 2003 and approximately $6,700,000 by March 22, 2004) are not paid in full out of the proceeds of the NY Medical forced sale, AUGI will be liable for any unpaid balance due within six months following such sale. AUGI will, however, have the right to demand and receive payment from NY Medical on any unpaid amount due on AUGI's loans to NY Medical in the principal aggregate amount of $1,500,000, which matures on January 2, 2004.

As at the date of filing this Form 8-K/A-1, the Company intends to conduct a private placement of Company's securities including Common Stock and Warrants to purchase Common Stock (the "Offering") for anticipated proceeds of a minimum of $5,000,000 ("Minimum Offering") and a maximum of $10,000,000 ("Maximum Offering"), the net proceeds of which will be used to (a) pay off the Landow Note and Lifetime Note obligations to the extent required to satisfy the "Payment Events" under the Closing Agreement, and (b) if sufficient net proceeds are received to retire the entire Landow Note and Lifetime Note, to the extent not converted by the holders into Company Common Stock repay a maximum of $1,500,000 of recently issued convertible Bridge Notes (see below).

Although the Company has received a letter of intent from an investment banking firm (the "Bank") to act as placement agent on a best efforts basis in respect of the Offering, and believes that it will be able to timely complete the Offering, there is no assurance that this will be the case. Bruce Meyers, one of the former stockholders of Lifetime, who currently holds an aggregate of 140,119 shares of the Company's Series B-2 Preferred (convertible into an aggregate of 2,802,380 shares of Company Common Stock), is the controlling stockholder and an affiliate of such Bank. In the event that the Offering is consummated, the Company will pay commissions to and expenses of such Bank, estimated to be approximately $1,300,000 if the private placement is fully consummated as presently contemplated. The Company and the Bank have agreed that the Company will: (i) grant the Bank a right of first refusal to conduct all the Company's financings other than commercial bank lending for a period of sixty (60) months, which right the Company may repurchase for $150,000; (ii) issue to the Bank five-year warrants to purchase 13% of the number of shares of Company Common Stock

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sold in the private placement,  if any; (iii) pay the Bank a fee of $75,000, and
(iv) nominate a designee of the Bank to the Company's board of directors.

DVI Loan Facility

NY Medical's senior secured credit facility with its lender DVI Credit Corp. ("DVI") matures on September 24, 2003. DVI has requested that NY Medical refinance such facility with another lender. The current outstanding amount under the DVI facility is approximately $5,700,000. The Company has entered into preliminary discussions with DVI to extend the maturity date of the loan beyond September 24, 2003. While no definitive response to AUGI's proposal has been received from DVI, AUGI is hopeful that DVI will agree to extend the maturity date of the loan until at least December 31, 2003, to provide AUGI and NY Medical with additional time to seek refinancing of the DVI indebtedness. However, unless AUGI is able to secure financing from other sources by September 24, 2003 (or any extension of such maturity date), if DVI were not to extend the loan beyond September 24, 2003, DVI could elect at any time after the final maturity date of such credit facility to foreclose on substantially all of the assets and properties of NY Medical (AUGI's only operating asset). Such foreclosure would have a material and adverse impact upon AUGI's business, financial condition and future prospects. There can be no assurance that AUGI will be able to refinance the DVI debt on terms as favorable to those applicable under the existing DVI loan and security agreement, if at all. In addition, the unwillingness of DVI to extend the September 24, 2003 maturity date of its senior credit facility may create an investment risk that adversely affects AUGI's ability to complete the Offering. DVI recently announced that it had filed a petition under Chapter 11 of the United States Bankruptcy Code. Such filing may further adversely affect DVI's willingness to work with the Company in connection with its loan facility.

The holder of the Landow Note has agreed that, if DVI elects not to extend the September 24, 2003 due date of its loan facility for at least six months or there is a borrowing base shortfall with a replacement lender, an aggregate of up to $500,000 due under the Landow Note on October 17, 2003, would be subject to extension for up to six months.

Acquisition of Balance of NY Medical Stock

Effective August 31, 2003, AUGI, Lifetime and NY Medical entered into a share exchange agreement (the "Share Exchange Agreement") with The NY Medical Employees Stock Ownership Plan and Trust (the "ESOP"), under which the ESOP will transfer to Lifetime 450,000 shares of Series A convertible preferred stock of NY Medical, representing the remaining 45% of the outstanding NY Medical capital stock (the "ESOP Shares") in exchange for $4,500,000 of AUGI's 6.5% Series B-4 convertible, redeemable preferred stock (the "B-4 Preferred"). Consummation of the share exchange is subject to certain conditions, including receipt of a fairness opinion from an independent banker and satisfaction by AUGI of all of the Payment Events under the Closing Agreement.

Each of the 150,000 shares of AUGI B-4 Preferred is convertible into AUGI common stock at any time at the option of the holder into 7.5 shares of AUGI Common Stock (an effective conversion price of $4.00 per share), and is subject to mandatory automatic conversion in the event the average of the closing bid prices of AUGI common stock for any 30 consecutive trading days, as traded on the OTC-Bulletin Board or on any national securities exchange shall exceed $4.80 per share. AUGI may, subject to the holder's right of conversion, redeem the 150,000 shares of B-4 Preferred for cash at $30.00 per share any time on 30 days prior written notice of redemption. To the extent that any shares of B-4 Preferred have not been previously redeemed or subject to optional or mandatory conversion by December 31, 2009, such B-4 Preferred is subject to mandatory redemption at any time at the option of the holder on 90 days prior written notice given at any time on or following January 1, 2010. The B-4 Preferred votes on an "as converted basis" with the B-2 Preferred, the B-3 Preferred and the common stock on all matters on which holders of AUGI common stock are entitled to vote.

Other Transactions

Premier Medical

On May 4, 2003, Lifetime agreed to acquire from the sole stockholder of Premier Medical Services, Inc. ("Premier"), 100% of the capital stock of Premier. On June 20, 2003, Lifetime and Premier mutually agreed to terminate the Premier stock purchase agreement and, in connection therewith, a $175,000 advance on the purchase price paid upon the execution of the stock purchase agreement was returned.

Company Loan to NY Medical

Between March 2003 and June 17, 2003, AUGI has lent to NY Medical an aggregate of $1,500,000, which NY Medical has used primarily for working capital purposes. The $1,500,000 of loans is evidenced by NY Medical's 6% note to AUGI due as to principal and interest on January 2, 2004 and secured by a lien and security interest on all of the assets and properties of NY Medical, which lien

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and  security  interest  is  subordinated  only to the liens  held by DVI or any substitute senior secured lender.

Recent Bridge Note Financing

On June 17, 2003, AUGI received an aggregate of $1,350,000 (net of selling commissions) in connection with the sale of 10% convertible notes due March 2004 (the "Bridge Notes") in the aggregate principal amount of $1,500,000 through Vertical Capital Partners, a member of the NASD. Robert DePalo, a former officer of Lifetime and an affiliate of a former Lifetime stockholder, is a principal and shareholder of Vertical Capital Partners, Inc. an NASD member firm. The Bridge Notes are convertible into AUGI common stock at any time at $1.00 per share. In addition, the purchasers' of the Bridge Notes received five year warrants to purchase an aggregate of 1,000,000 shares of AUGI common stock; provided, that if the Bridge Notes have not been prepaid in full by October 17, 2003, the number of shares issuable upon exercise of the warrants will increase to 1,250,000 shares, and increase further to an aggregate of 1,500,000 shares in the event that, for any reason, the Bridge Notes have not been paid in full by January 17, 2004. The warrants are exercisable at the price of $0.75 per share. AUGI utilized an aggregate of approximately $650,000 of the net proceeds from the sale of the Bridge Notes to increase its outstanding loans to Lifetime and NY Medical from $850,000 to $1,500,000.

Although not secured by any assets of AUGI or NY Medical, AUGI has agreed to hold in trust for the benefit of the holders of the Bridge Notes, all proceeds AUGI may receive in repayment of the $1,500,000 of debt owed by NY Medical to AUGI under the secured NY Medical note due on January 4, 2004 (the "NY Medical Note Collection Proceeds"). To the extent that any Bridge Notes shall not have been converted into AUGI common stock and shall remain unpaid on their March 2004 maturity date, AUGI shall remand to such Bridge Note holders all such NY Medical Note Collection Proceeds up to the amount of the then outstanding balance due under the Bridge Notes and accrued interest thereon.

Finders Agreement.

Robert DePalo is a former officer of Lifetime and affiliated with certain of the former Lifetime stockholders. Mr. DePalo has agreed to guaranty up to $1,000,000 of the indebtedness owed under the Lifetime Note. An affiliate of Mr. DePalo has also entered into a maximum three year finders agreement with the Company under which the affiliate shall receive a fee of $8,700 per month until such time as the Payment Events shall have occurred, at which time such monthly fee shall increase to $23,700 until an aggregate of $388,800 in finder's fees shall have been paid by the Company. In the event that NY Medical is sold as a result of the occurrence and continuation of a "Default Event," the monthly fee shall continue at $8,700 until an aggregate of $328,800 shall have been paid. Affiliates of Mr. DePalo or members of his family are the beneficial owners of 113,493 shares of B-2 Preferred, which are convertible into 2,269,860 shares of Company Common Stock. Mr. DePalo disclaims beneficial ownership as to all such shares.

Consulting Agreement.

On July 15, 2003, the Company and Kenneth Orr, a former officer of Lifetime and an affiliate of certain of the Lifetime Stockholders, agreed to terminate the previously executed consulting agreement entered into between the parties. There was no consideration paid to the consultant pursuant to the agreement and each of the Company and the consultant entered into a mutual general release.

Investor Relations Agreement

On August 29, 2003, AUGI entered into a financial consulting agreement with Affiliated Holdings, Inc. and its affiliates, under which AUGI agreed to (a) pay fees of $25,000 per month for a minimum of 90 days and (unless such agreement is cancelled by AUGI at the end of 90 days) for not less than nine months thereafter, and (b) issue to Affiliated Holdings, Inc. and its affiliates an option to purchase an aggregate of 450,000 shares of AUGI common stock for the exercise price of $1.00, the closing bid price on August 29, 2003 expiring August 29, 2008.


Related Transactions

Under the terms of the Share Exchange Agreement, the ESOP will transfer to Lifetime all of the ESOP Shares, representing the remaining 45% of the outstanding capital stock of NY Medical, in exchange for $4,500,000 of AUGI's B-4 Preferred. Closing of the Share Exchange Agreement is expected to occur immediately following consummation and satisfaction by AUGI of all of the Payment Events under the Closing Agreement.

Each of the 150,000 shares of AUGI B-4 Preferred has a liquidation value of $30.00 per share and is convertible into AUGI common stock at any time at the option of the holder into 7.5 shares of AUGI Common Stock (an effective conversion price of $4.00 per share). The B-4 Preferred is subject to mandatory automatic conversion in the event the average of the closing bid prices of AUGI common stock for any 30 consecutive trading days, as traded on the OTC-Bulletin Board or on any national securities exchange shall exceed $4.80 per share.

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


The Series B-4 Preferred pays an annual fixed dividend of 6.5%, which AUGI may pay in cash or in shares of AUGI common stock, determined as to each outstanding share of Series B-4 Preferred, by dividing (a) $1.95 (6.5% of the $30.00 Stated Value per share), by (b) the average of the closing bid prices for the AUGI common stock, as traded on the OTC Bulletin Board or any national securities exchange for the ten consecutive trading days immediately prior to December 31st in each year. In addition to the annual fixed dividend, until such time as AUGI and NY Medical shall elect to terminate the ESOP, the Series B-4 Preferred pays a non-cash "ESOP Dividend" of approximately $1.8 million per annum to the ESOP, which dividend is deemed to be paid annually through the cancellation of a like dollar amount of principal and accrued interest on a 4.75% note in the amount of approximately $10,090,000 at December 31, 2002 of the ESOP payable to NY Medical (the "ESOP Note"). In no event will such ESOP Dividend exceed the annual debt service that is due and owing under such ESOP Note. In the event that AUGI or NY Medical elect to terminate the ESOP trust or further contributions to the ESOP, the balance due under the ESOP Note will be deemed to be paid in full and the ESOP dividend will terminate. In such event, an excise tax for excessive contributions may be due. AUGI has agreed to indemnify NY Medical, the ESOP and the ESOP participants for any liability for such excise taxes. See "Risk Factors
- Certain Adverse Effects of Continuing or Terminating the ESOP."

AUGI may, subject to the holder's right of conversion, redeem the 150,000 shares of B-4 Preferred for cash at $30.00 per share any time on 30 days prior written notice of redemption. To the extent that any shares of B-4 Preferred have not been previously redeemed or subject to optional or mandatory conversion by December 31, 2009, such B-4 Preferred is subject to mandatory redemption at any time at the option of the holder on 90 days prior written notice given at any time on or following January 1, 2010.

The B-4 Preferred votes on an "as converted basis" with the B-2 Preferred, the B-3 Preferred and the common stock on all matters on which holders of AUGI common stock are entitled to vote.

The Merger Agreement, the Stock Purchase Agreement and the Closing Agreement copies of which are filed as an exhibit to AUGI's Form 8-K, as filed with the Commission on July 2, 2003, are incorporated herein and made an integral part hereof, and the foregoing summaries of the terms and conditions of such agreements are qualified in their entirety by reference to such agreements. The Share Exchange Agreement and certificate of designation for the AUGI Series B-4 Preferred are filed as an exhibit to this Form 8-K/A, are incorporated herein and made an integral part hereof, and the foregoing summaries of the terms and conditions of such agreements are qualified in their entirety by reference to such agreements.


Description of the Company's Business

General

The Company operates a healthcare practice management business that provides management services and facilities to a variety of healthcare practitioners who specialize in the areas of neurology, orthopedics, physical medicine and rehabilitation, internal medicine, pain management, physical therapy, massage therapy and acupuncture. NY Medical provides its management and facilities services to Spruce Medical, a professional corporation that is owned and controlled by Dr. Jonathan Landow, a New York licensed physician, as well as to certain other licensed healthcare practitioners.

NY Medical generates substantially all of its current revenues under its exclusive ten-year renewable management agreement with Spruce Medical. Spruce Medical operates ten exclusive locations and leases space at more than 30 additional medical and related healthcare practice offices located in the greater New York City metropolitan area of Nassau, Suffolk, Kings, Queens, Staten Island, Bronx and New York Counties. These leased practice locations enable Spruce Medical to provide the services of healthcare specialists, such as neurologists, physical therapy and pain management specialists and orthopedists, to other medical and healthcare practitioners who are otherwise unable to offer the full range of medical and related healthcare services that are made available through Spruce Medical. The principal advantage to the independent practitioner leasing space is that he or she is able to provide their patient with more comprehensive and closely monitored professional services.

In addition to its management agreement with Spruce Medical, NY Medical currently provides healthcare practice management services directly to licensed acupuncturists not affiliated with Spruce or Dr. Landow.

As Spruce Medical provides increased or incremental patient services, the scope of and requirements for the non-professional management services provided by NY Medical to Spruce Medical also tend to increase.

The Company intends to significantly expand its healthcare practice management business to include management service relationships with other independent healthcare practitioners, and selective acquisitions of healthcare management and related service businesses.

NY Medical generates revenues under its management agreement with Spruce Medical and related agreements with licensed acupuncturists from fair market value management fees charged. NY Medical provides Spruce Medical and other independent practitioners with a variety of business and management services, including necessary non-medical personnel, equipment and supplies to be furnished at each facility, accounting and administrative services and financing, on an as-needed basis.

Under the terms of its management agreement, dated as of February 1, 2003, with Spruce Medical, NY Medical provides the following management services, space, equipment and personnel to Spruce to enable Spruce to offer professional healthcare services at its various practice locations:

     o    supervision  and  administration  of  day-to-day   administrative  and
          non-professional operations of the professional corporation;

     o assistance in scheduling patient appointments and responding to patient inquiries in matters other than medical evaluation, diagnosis and treatment;

     o developing and implementing utilization review and quality assurance activities approved by the professional corporation;

     o    leasing of medical office space;

     o furnishing of medical equipment, office equipment, furniture and fixtures and improvements; provided that Spruce Medical must approve all medical equipment having a cost in excess of $10,000;

     o    purchasing   of   supplies   (other   than   medical    supplies   and
          pharmaceuticals);

     o providing management services including billing and collection for all medical services rendered by Spruce Medical, directly and through its professional offices;

     o    acting as  liaison  with all third  party  payors  for the  purpose of
          negotiating  for  and  monitoring   compliance   under  managed  care,
          preferred provider, and other agreements;

     o    providing   of   non-professional    support   personnel,    such   as
          receptionists, secretaries and clerks; and

     o providing bookkeeping, cash management, planning and budgeting, tax preparation and related financial services.



As compensation for its services, Spruce Medical pays to NY Medical:

     o a fixed monthly management fee and an annual accounting fee for executive, financial and business expertise and services;

     o an accounts receivable management fee based upon a percentage of the accounts receivable managed and billed by NY Medical; and

     o a monthly administrative fee for management, equipment, administration, billing, quality control, patient relations, supplies, support personnel and other services. Such administrative fee is calculated under specified formulas, based primarily upon the actual direct and allocable indirect costs incurred by NY Medical in providing its management services, facilities and equipment to Spruce Medical.

For its fiscal year ended December 31, 2002, approximately 95% of NY Medical's revenues of approximately $7.6 million were derived from fair market value management fees paid to it by Spruce Medical and its predecessor professional corporations (also owned by Dr. Landow) and the balance of approximately 5% was paid as fair market value management fees by independent licensed acupuncturists not affiliated with Dr. Landow.

As Spruce Medical must be owned and operated by a licensed physician, the loss of Dr. Landow would have a material adverse effect on our business. Under the terms of a recent amendment to the management agreement, if Dr. Landow were to die, become permanently disabled, or otherwise cease to function as the principal owner and executive officer of Spruce Medical, NY Medical has the right to cause Dr. Landow or his estate to transfer ownership of and operating responsibility for Spruce Medical to another licensed physician acceptable to the Company at the later of (i) 90 days from the date of such death or disability, or (ii) such later date as shall be permitted by the New York State Department of Education. However, our failure to locate an acceptable physician to take over the ownership and management of Spruce Medical from Dr. Landow or his estate and to serve in such role would, in substance, prevent NY Medical from continuing to conduct business in its present form. In addition, any person acquiring the business of Spruce Medical may condition such purchase on amending or modifying the management agreement in a manner that is adverse to the Company.

NY Medical intends to significantly increase its concentration on managing healthcare practices that are not otherwise affiliated with Spruce Medical or Dr. Landow. We are currently in discussions with a designated Medicare healthcare provider and with a designated licensed acupuncture provider to enter into non-professional business and management arrangements. In addition, we are holding preliminary discussions with four healthcare practice groups located in Florida and New York that are separately engaged in rehabilitation medicine, diagnostic radiology and neuro-psychology. Each of these arrangements, if consummated, would be directly between NY Medical and the independent healthcare professionals and will not involve Spruce Medical. There can, however, be no assurance that we will be successful in obtaining any one or more of these proposed management agreements, or that if entered into, they will generate significant revenues and profits to the Company.

NY Medical and Spruce Medical believe that each complies with all applicable regulations and laws relating to healthcare services applicable to them. As part of its compliance program, NY Medical engages an outside compliance firm headed by the former Director of Fraud and Abuse for The New York State Department of Health, Medicaid Division, to review the billings and operations of Spruce Medical and its predecessor professional corporations. NY Medical also assists Spruce Medical by reviewing the qualifications of newly hired medical professionals and performs periodic audits and regular site visits throughout the professional corporation's operations.

Our Strategic Goals

NY Medical believes that the growth in its healthcare management business is predicated largely to the confluence of a number of factors, including:


     o the increasing complexity of the insurance claims environment, which leaves many medical and healthcare practices open to solutions that enable them to concentrate on the practice of medicine and other healthcare disciplines rather than the administration of claims and other business matters;

NY Medical's ability to enable Spruce Medical and other healthcare practitioners
to  provide   better   medical  and  related   healthcare   solutions  by  using
sophisticated management techniques; and

     o    the  enhancement of the practices of, and engendering of goodwill for,
          independent   healthcare   practitioners,   resulting   in   increased
          acceptance and demand for NY Medical's management services.

We intend to expand NY Medical's business base and revenue model by:

     o providing healthcare practice management services to independent healthcare practitioners offering specialties similar to Spruce Medical, at additional locations, including Florida, New Jersey and Connecticut;

     o in addition to licensed acupuncturists, aggressively marketing NY Medical's healthcare management services to other independent healthcare practices, including diagnostic radiology, neuro-psychology and large group practices; and

     o making strategic acquisitions of other healthcare management service businesses that would be accretive to both revenues and profits.

Competition

NY Medical is aware of many direct competitors currently in its market and believes that such competitors will continue to establish themselves. The entry of a large or more effective healthcare management service provider into NY Medical's existing and proposed additional markets could have a material and adverse effect on the Company's results of operations and financial condition. Many of these actual and potential competitors are substantially larger and have far greater capital resources than we do.

Our ability to expand is also dependent on our ability to compete for opportunities. We may not be able to compete effectively for the acquisition and establishment of contractual relationships with independent healthcare practitioners and medical specialists. Our competitors may have better established operating histories and greater resources than we do, or outperform us notwithstanding the absence of such advantages. Additionally, some hospitals, clinics, healthcare companies, HMO's and insurance companies engage in activities similar to those we engage in. Competitors may make it more difficult or expensive to acquire the assets of, and establish contractual relationships with, healthcare practitioners and medical specialists, on terms beneficial to us.

 Healthcare Regulatory Matters

The delivery of healthcare services is one of the most highly regulated professional and business industries in the United States. Both the federal government and most state governments oversee virtually all aspects of the activities of individuals and businesses engaged in the delivery of healthcare services. Federal law and regulations relate primarily to healthcare programs that are financed with federal funds, including Medicare (involving care to the elderly) and Medicaid (involving care to the indigent). State government oversight involves healthcare programs that are financed with state funds, as well as the activities and licenses of healthcare professionals and providers, regardless of source of payment.

The operations of Spruce Medical, as well as NY Medical, are subject to various federal and state laws, rules and regulations. Management of both NY Medical and Spruce Medical believe that their respective operations currently comply in all material respects with pertinent legal and regulatory requirements. The business arrangements and operations of NY Medical, Spruce Medical and Spruce Medical's predecessor professional corporations have been the subject of review by regulators and third party insurance payors. These various reviews have not resulted in any fines, sanctions or penalties imposed upon the operations of such entities. However, many aspects of NY Medical's and Spruce Medical's business arrangements and operations have not been the subject of federal or state statutory or regulatory review or interpretation. Accordingly, a review of the business practices of NY Medical, Spruce Medical or Spruce's predecessor professional corporations by a court, law enforcement, regulatory authority or third party payors may result in a determination that any of such entities do not meet one or more applicable legal or regulatory requirements. Such a result could have a material adverse effect on NY Medical and/or Spruce Medical. In addition, the laws and regulations applicable to NY Medical, Spruce Medical or predecessors to Spruce Medical are subject to evolving interpretation and amendment, either of which could have a material adverse effect on NY Medical and/or Spruce Medical's existing operations or potential expansion. If, as a result of either a review of the business practices of any of such entities, or evolving interpretations or amendments to applicable laws or regulations, NY Medical and/or Spruce Medical is required to alter the manner in which it is doing business, NY Medical's and/or Spruce Medical's operations may be materially and adversely effected.

The laws of many states prohibit business corporations such as NY Medical from exercising control over the medical judgments or decisions of physicians or other healthcare practitioners through employment or other arrangements (i.e., engaging in the "corporate practice of medicine"), and from engaging in certain business and/or financial arrangements. NY Medical's arrangement with Spruce Medical is structured to require that Spruce Medical, and not NY Medical, render all medical treatment and determinations.

In New York State, there is a general prohibition against the "corporate practice of medicine." As such, medical or other healthcare services may only be provided by individuals or entities licensed by the State to provide such services. Business corporations, such as NY Medical, that are not appropriately licensed under New York State law may not provide medical or other healthcare services, employ practitioners to provide such services, or otherwise control the delivery of healthcare services.

One significant factor in determining whether the activities of NY Medical constitute the corporate practice of medicine is if Spruce Medical is required to pay greater than fair market value for management services. Management of both NY Medical and Spruce Medical believe Spruce Medical is paying fair market fees to NY Medical. Each entity intends to retain an independent consultant to assess the appropriateness of the fees paid by Spruce Medical to NY Medical. Even if they are appraised to be fair market value, a court, law enforcement or regulatory authority may conclude the relationship between NY Medical and Spruce Medical is not at fair market value or is otherwise in violation of New York's prohibition on the corporate practice of medicine. Such a determination would have a material and adverse effect on NY Medical.

Many states, including New York, prohibit licensed healthcare providers from paying a percentage or share of their professional fees to business entities such as NY Medical. These "fee-splitting" prohibitions may subject the healthcare provider to disciplinary action, including, among other things, loss of license, and may also render the business arrangement between the healthcare provider and the business entity to be void and unenforceable.

New York State's Education Law prohibits licensed professionals from engaging in fee-splitting with non-professionals. For example, one statutory provision deems it professional misconduct for physicians to permit:

          "any person to share in the fees for professional services, other than: a partner, employee, associate in a professional firm or corporation, professional subcontractor or consultant authorized to practice medicine, or a legally authorized trainee practicing under the supervision of a licensee. This prohibition shall include any arrangement or agreement whereby the amount received in payment for furnishing space, facilities, equipment or personnel services used by a licensee constitutes a percentage of, or is otherwise dependent upon, the income or receipts of the licensee from such practice, except as otherwise provided by law with respect to a facility licensed pursuant to article twenty-eight of the public health law or article thirteen of the mental hygiene law."

The management agreement between NY Medical and Spruce Medical has been structured to include a fixed monthly management fee, a repayment of NY Medical's costs in providing services, plus a pre-determined mark-up over such costs and a fee for managing accounts receivable. Notwithstanding the fact that the stated methodology is not directly dependent on the revenues of Spruce Medical, a court, law or regulatory authority may assert the fees paid to NY Medical constitute fee-splitting if they determine that such fees are merely a method of sharing fees with NY Medical and are not based upon the fair market value of actual services provided by NY Medical.

A federal law commonly known as the "Anti-Kickback Statute" prohibits the knowing and willful solicitation, receipt, offering or payment of any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind: (i) in return for or to induce the referral of an individual for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a federal healthcare program, or (ii) in return for or to induce the purchasing, leasing, ordering or arranging (or the recommending of such) of any good, facility, item or service for which payment may be made in whole or in part under a federal healthcare program. "Federal healthcare programs" under this law generally include healthcare programs that receive any funding from the United States government (e.g., Medicare and Medicaid), as well as certain specified state programs. The Anti-Kickback Statute has been broadly interpreted by a number of courts to prohibit remuneration that is offered or paid for otherwise legitimate business purposes if the circumstances show that one purpose of the arrangement is to induce referrals or otherwise engage in the prohibited conduct. Violation of this law is a criminal offense that could result in significant fines and/or imprisonment for both sides of an illegal kickback arrangement. In addition, substantial civil monetary penalties and exclusion from federal and state healthcare programs may also result from violations of the Anti-Kickback Statute.

The scope of the Anti-Kickback Statute is exceptionally broad. However, the law does contain certain statutory exceptions. In addition, regulations describing additional exemptions for certain business arrangements and payment practices - known as "safe harbors" - are codified. Compliance with each requirement of all applicable safe harbors/statutory exceptions removes the risk of criminal, civil or administrative action under the Anti-Kickback Statute. Failure to fall squarely within a safe harbor or exception, however, does not necessarily render an arrangement illegal per se or otherwise actionable. Instead, in such cases, the arrangement will be analyzed in light of the governing law and regulations and, in particular, the intent of the parties (i.e., whether the arrangement is intended to induce referrals or otherwise violate the law). The Safe Harbor Regulations and statutory exceptions are very narrowly drawn, and where full compliance cannot be obtained it is helpful to attempt to comply with as many of the elements of a safe harbor/exception as possible in order to attempt to prove an absence of criminal intent.

New York State has its own anti-kickback laws that are similar to the Federal Anti-Kickback Statute. In general, New York's laws prohibit a Medicaid provider or any person acting in concert with a Medicaid provider from soliciting, receiving, accepting, agreeing to receive or accept, or offering, agreeing to give, or giving, any payment or other consideration (i) for the referral of services for which payment is made under the Medicaid program; or (ii) to purchase, lease or order any good, facility, service or item for which payment is made under the Medicaid program. In addition, New York State law and regulations also provide that licensed professionals engaging in the foregoing activities have committed "professional misconduct" and an "unacceptable practice."

Spruce Medical's operations include the subleasing of space and leasing of services and equipment at a number of healthcare practices so that Spruce Medical can provide health care services to patients referred at such subleased space. Since Spruce Medical is not a Medicare or Medicaid provider, Spruce Medical is not billing any federal programs for such services. Accordingly, while we believe that we are not currently subject to scrutiny under the federal anti-kickback laws and regulations, government regulators may interpret the statute differently. We are, however, subject to the New York State statutes. NY Medical and Spruce Medical believe that their lease arrangements are in compliance in all material respects with the both the Federal and New York State anti-kickback laws. Violation of these New York State laws may have civil, criminal and administrative consequences, including monetary fines, imprisonment and/or the loss of licensure or other disciplinary action against a licensed professional, as well as likely exclusion from governmental insurance programs and/or other penalties. This would have a material and adverse impact on Spruce Medical and NY Medical.

Federal law contains significant prohibitions against certain physician referrals. These prohibitions are embodied in a law commonly known as "Stark II." Stark II generally prohibits a physician from making referrals to an entity for the furnishing of certain designated health services ("DHS") reimbursable by Medicare or Medicaid, if the physician (or an immediate family member of the physician) has a financial relationship (including an ownership or investment interest, or a compensation relationship) with that entity. If the referral is prohibited, so too is the submission of a claim for payment by the entity that receives the prohibited referral. The DHS covered by the Stark II law presently include clinical laboratory services, physical and occupational therapy services, radiology (including MRI, CT and ultrasound) services, radiation therapy services and supplies, durable medical equipment and supplies, parenteral and enteral nutrients and equipment and supplies, orthotics and prosthetics and prosthetic devices and supplies, home health services, outpatient prescription drugs and inpatient and outpatient hospital services. In addition to the conduct directly prohibited by the law, the statute also prohibits "circumvention schemes," i.e., arrangements that are designed to obtain referrals indirectly that cannot be made directly. The penalties for violating the Stark II law include: (i) the denial or the refund of any payments for services that resulted from an unlawful referral; (ii) civil monetary penalties; and (iii) exclusion from the Medicare and Medicaid programs as well as other governmental healthcare programs. Stark II contains a number of statutory exceptions that are substantially similar (although not identical) to the Safe Harbor Regulations under the federal Anti-Kickback Statute. In addition, there are presently a series of regulatory exceptions (some of which have not yet been finalized) to Stark II. If the Stark II law is implicated, all relevant exceptions must be squarely met, or the law will have been violated (i.e., unlike with the anti-kickback laws discussed above, the intent of the parties is irrelevant).

New York State, too, has its own anti-referral laws. In New York, a practitioner (defined to mean a physician, dentist, podiatrist, chiropractor, nurse, midwife, physician assistant, specialist assistant, physical therapist or optometrist) may not make a referral to a healthcare provider for clinical laboratory services, pharmacy services, radiation therapy services, x-ray or imaging services or physical therapy services if the practitioner or a member of his immediate family has a financial relationship (including an ownership interest, an investment interest or a compensation arrangement) with that provider, unless a statutory or regulatory exception is met. Unlike its federal counterpart, the New York law covers all payors (i.e., it is not limited to Medicare and Medicaid). If the referral is prohibited, so too is any demand for payment. The New York State law also covers any cross-referral scheme designed to make referrals indirectly that could not be made directly. A provider or practitioner that collects any amount under a prohibited referral is jointly and severally liable to the payer. In addition, such practitioner would likely be subject to disciplinary action (including license revocation) by the appropriate state licensing authority. As with the federal law, if the state law is implicated, all applicable exceptions must be met, or the law will have been violated (i.e., once again, the intent of the parties is irrelevant).

The independent healthcare practices that lease space to Spruce Medical will be deemed to have a financial (compensation) relationship with Spruce Medical due to the sublease of space, and the lease of services and equipment by the independent healthcare practice to Spruce Medical. As noted above, where a financial relationship exists, the practitioner is prohibited from making a referral for DHS (or New York State's specified services) unless each such financial relationship is structured to fit within an applicable exception.

Management of NY Medical and Spruce Medical believes that the lease arrangements are in compliance in all material respects with the Stark II law. However, as noted above, since the intent of the parties is irrelevant, unless Spruce Medical is able to strictly meet all elements of the federal statutory exception, it would not have the safe harbor to rely upon. Neither NY Medical nor Spruce Medical have knowledge of any federal or state statutory or regulatory review of their operations with regard to Stark II law.

Medicare carriers and other payors periodically conduct pre-payment or post-payment medical reviews or other audits of reimbursement claims submitted on behalf of healthcare providers such as Spruce Medical and the other healthcare practices to whom NY Medical provides management services. In order to conduct these reviews, the payer requests documentation and then reviews that documentation to determine compliance with applicable rules and regulations, including the eligibility of patients to receive benefits, the appropriateness of the care provided to those patients and the documentation of that care. In addition, a number of payors have examined the legality of relationships between licensed healthcare providers and management companies with whom they contract (such as NY Medical) with a view towards avoiding payment on claims and/or recouping prior payments on claims to healthcare providers with improper arrangements. NY Medical and predecessors to Spruce Medical have been subject to periodic audits and have successfully defended the propriety of the professional corporations' billings. Management cannot predict whether any further medical reviews or similar audits by federal or state agencies, regulators or commercial payors of such reimbursement claims or of NY Medical's relationship with Spruce Medical will result in material recoupments from Spruce Medical or the other healthcare practices, or denials of payment to such practices at any time in the future. Such recoupments or denials could have a material and adverse effect on NY Medical's financial condition and results of operations.

A wide variety of federal and state laws grant broad authority to courts, law enforcement and regulatory authorities to impose substantial criminal, civil and/or administrative penalties in regard to the submission of false or fraudulent claims to federal or state healthcare programs or, in certain cases, to private payors. Penalties may include imprisonment, substantial civil monetary penalties, fines, exclusion from federal and/or state healthcare programs, and disciplinary action (including, among other things, licensure revocation) against licensed professionals. Further, a federal law known as the "False Claims Act" not only allows the government to pursue alleged false or fraudulent billings, but also allows a private person to bring a civil action in the name of the United States government for violation of the act's provisions.

Examples of the kinds of activities that may give rise to liability under these types of laws include billing for services not rendered, misrepresenting services rendered (i.e., "miscoding" or "upcoding"), and applying for duplicate reimbursement. While the criminal laws generally are reserved for instances where a fraudulent intent is present, the civil and administrative laws and regulations are being applied by the federal and state governments in an increasingly wide range of circumstances. For example, governmental or other authorities may take the position that a pattern of claiming reimbursement for unnecessary services, or of miscoding or upcoding services actually provided, violates one or more of these laws if the claimant should have known that the services were unnecessary or were miscoded or upcoded. Governments or other authorities also may take the position that claiming reimbursement for services that are substandard is a violation of one or more of these laws if the claimant should have know that the care was substandard.

NY Medical provides billing and collection services to Spruce Medical and licensed acupuncturists. While NY Medical believes it is in material compliance with applicable state and federal laws and regulations relating thereto, and there are no audits or inquires known or pending, there can be no assurance that a court, law enforcement or regulatory authority would not reach a contrary determination in the future.

The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") was enacted by Congress to provide for the portability of health insurance among other purposes. Congress also included in HIPAA certain "administrative simplification" provisions intended to reduce the administrative costs of processing healthcare payments by encouraging the electronic exchange of health information and the use of standardized formats for healthcare claims and other transactions. Congress recognized, however, that increased electronic exchange of health information presents privacy concerns and security risks, and therefore, required that there be privacy and security regulations.

On December 28, 2000, HHS issued the final privacy regulations under HIPAA. As required by HIPAA, the final regulations cover health plans, healthcare clearinghouses, and those healthcare providers who electronically conduct certain financial and administrative transactions (e.g., electronic healthcare claim submissions). The final regulations address five basic privacy principles: (1) consumer control over health information, (2) boundaries on patient record use and release, (3) security of personal health information, (4) accountability for patient record use and release, and (5) a balance between public responsibility and privacy protections.

Under HIPAA, there are specific federal penalties if a patient's right to privacy is violated. Non-criminal violations, including disclosures made in error, will carry a civil monetary penalty of $100 per violation up to $25,000 per year. Criminal penalties are provided for in HIPAA for intentional violations. Criminal penalties carry fines of up to $250,000 and 10 years in prison.

The privacy regulations became effective on April 14, 2003. The security regulations have been proposed but not finalized. Transaction standards have been finalized and became effective October 16, 2002. NY Medical and Spruce Medical extended the time to comply with the standards until October 16, 2003.

Healthcare laws and regulations may change significantly in the future. Management intends to monitor these developments and will modify NY Medical's operations, from time to time, as the regulatory environment changes. Notwithstanding the foregoing, there can be no assurance that NY Medical will be able to adapt its operations to address new regulations or interpretations of existing regulations, or that any new regulations or interpretations will not adversely affect its business. In addition, while management believes that it conducts NY Medical's operations in compliance with applicable federal and state laws, neither the current nor anticipated business operations of the contracted medical specialists has been the subject of judicial or regulatory interpretation. Accordingly, there can be no assurances that a review of NY Medical's operations by courts, law enforcement or other regulatory authorities will not result in determinations that could materially and adversely affect its operations or that the healthcare regulatory environment will not change so as to restrict its operations in a material and adverse manner.

A professional corporation engaged in the practice of medicine, such as Spruce Medical, must be owned and operated by a licensed physician. If Spruce Medical lost the services of Dr. Jonathan Landow, its sole shareholder, President and Chief Executive Officer, NY Medical would not be able to continue its business relationship with Spruce Medical in accordance with the management agreement or otherwise. Although we have made contractual arrangements to effect the transfer of ownership and operations of Spruce Medical in the event of the death, disability or other failure of Dr. Landow to continue to serve as President and sole shareholder of Spruce Medical, the New York State Department of Education, in substance, permits physicians or their estates an opportunity, following the date of the death or disability of the physician, to arrange for the transfer ownership and operation of the practice to another licensed and qualified physician. There can be no assurance that NY Medical or Dr. Landow or the executors of his estate will be able to timely effect such transition to comply with applicable New York State law.

Facilities

NY Medical leases four separate locations on Long Island comprising approximately 15,000 square feet of office and administrative space from unaffiliated landlords. The leases expire over various periods through 2007, and total annual rental is approximately $400,000 per annum.

Employees

As of June 30, 2003, the Company employed a total of 122 persons, including its executive officers. None of our employees is represented by a labor union. All key employees have signed confidentiality or covenants not to compete agreements. None of such employees are represented by a labor organization.

Legal Proceedings

NY Medical is not a party to any material litigation.

Management of the Company Subsequent to the Acquisition of Lifetime

Our executive officers, key employees and directors

The executive officers, key employees and directors of AUGI and NY Medical, and their ages and positions, are:


                   Name                       Age    Position
                   ----                       ---    --------

Robert M. Rubin (1)                            63     Chairman of the Board of Directors and Chief Executive
                                                      Officer of AUGI

Dr. Jonathan Landow (1)                        43     President and Chairman of the Board of NY Medical and a
                                                      Director of AUGI

Joseph Ciavarella                              47     Chief Financial Officer of NY Medical

C. Dean McLain                                 49     Executive Vice President and a Director of AUGI

David M. Barnes                                60     Chief Financial Officer of AUGI

Stuart B. Fause (1)                            61     Director of AUGI

John F. Good (1)                               67     Director of AUGI

Howard Katz  (2)                               62     Director of AUGI
______________________________________



     (1) In connection with the terms of an agreement entered into in connection with the NY Medical acquisition, Redwood has the right to nominate two individuals to serve on the AUGI board of directors, Robert M. Rubin has the right to nominate two AUGI directors and both Messrs. Rubin and Redwood will mutually select an independent fifth director to serve on the board of directors to fill the vacancies created by the resignations of David Barnes and Michael Metter, former members of the AUGI board of directors. On June 13, 2003, Messrs. Barnes and Metter tendered their resignations as directors of AUGI. Mr. McLain's resignation as a director of AUGI was not accepted. On August 8, 2003, Redwood nominated Dr. Landow and Stuart B. Fause and Redwood and Mr. Rubin jointly nominated John F. Good to serve on the AUGI board of directors. Under the terms of the Closing Agreement, until the "Payment Events" have occurred, the boards of directors of each of Lifetime and NY Medical consist of three persons; two of whom are to be designated by Redwood and a third by Mr. Rubin. See "Terms of the Acquisitions."

(2) Mr. Katz' resignation as a director of AUGI has been requested but as at the date of the filing of this Form 8-K/A-1 such resignation has not been received.

Backgrounds of Management

Robert M. Rubin. Mr. Rubin has served as the Chairman of AUGI's Board of Directors since May 1991, and was its Chief Executive Officer from May 1991 to January 1, 1994. Between October 1990 and January 1, 1994, Mr. Rubin served as the Chairman of the Board and Chief Executive Officer of AUGI and its subsidiaries; from January 1, 1994 to January 19, 1996, he served only as Chairman of the Board of AUGI and its subsidiaries. From January 19, 1996 to the present, Mr. Rubin served as Chairman of the Board, President and Chief Executive Officer. Mr. Rubin was the founder, President, Chief Executive Officer and a Director of Superior Care, Inc. ("SCI") from its inception in 1976 until May 1986, when the business was sold to Olsten Corporation (NYSE). Mr. Rubin continued as a director of SCI until the latter part of 1987. Mr. Rubin is also a Director of Western Power and Equipment Corp. Mr. Rubin was a director of Med-Emerg, Inc., a publicly held Canadian management company for hospital emergency rooms and outpatient facilities until November 2001. Mr. Rubin was also a director of StyleSite Marketing, Inc., which liquidated its assets for the benefit of secured creditors in January 2000.

Jonathan Landow, M.D. Dr. Landow obtained his medical degree from the University of Miami in 1986 and completed his postgraduate training at Lenox Hill Hospital in New York, New York, with a specialty in internal medicine. NY Medical's predecessor was established by Dr. Landow in late 1994 and since then he has devoted substantially all of his business and professional time as President and Chief Executive Officer of NY Medical, its predecessor, Spruce Medical and its predecessor affiliated professional corporations.

Joseph Ciavarella. Mr. Ciavarella has served as Chief Financial Officer of NY Medical since August 2002. For approximately four years prior thereto, he served as Chief Financial Officer of Aviation Capital Group, an aircraft leasing and finance subsidiary of Pacific Life Insurance Company, located in Stamford, Connecticut. From 1994 through 1998, Mr. Ciavarella served in a senior executive capacity for an investment unit of Paine Webber, an international investment banking firm. He is a graduate of Hofstra University and a CPA.

C. Dean McLain. Mr. McLain has served as AUGI's Executive Vice President since March 1, 1993, as a director since March 7, 1994, and President of Western Power and Equipment Corp. since June 1, 1993. From 1989 to 1993, Mr. McLain served as Manager of Privatization of Case Corporation. From 1985 to 1989, Mr. McLain served as General Manager of Lake State Equipment, a distributor of John Deere construction equipment. Mr. McLain holds a B.S. degree in Business and Economics, and a Master's of Business Administration, from West Texas State University. Mr. McLain devotes his full professional time to Western and included in such time is time spent on AUGI's business.

Stuart B. Fause. Mr. Fause previously held the position of Executive Vice President for New York Methodist Hospital, a 560 bed community teaching facility with nine approved residence programs. During his 30 year tenure with the hospital, Mr. Fause successfully led the organization to dramatically increased profitability and performance. Some of his accomplishments include the development of Brooklyn's most technologically advanced Radiation Oncology Department, the expansion of both Cardiac and Medical Imaging Services, The Brooklyn Spine and Arthritis Center, The Woman's Diagnostic Center, and an ambulatory Chemotherapy Infusion Center.

Mr. Fause was frequently acknowledged for his innovative health care services to, and involvement with, the local community. He was honored by Governor Mario Cuomo in 1993 and by Governor George Pataki in 1998 for his outstanding contributions to the community in health care services. Mr. Fause has held faculty appointments at New York Technical College (CUNY) and the State University of New York Health Science Center at Brooklyn (SUNY). He is a published author and has lectured on topics including computers in health care and automated management systems. He also served as a consultant to the New York State Department of Health Bureau of Radiologic Technology. He is a graduate of Polyclinic Medical School and Hospital, School of Radioloic Technology and received his Bachelor of Science degree from the University of Oklahoma.

John F. Good. Mr. Good is President of Lawn, Mullen & Good International, Ltd. and founder of Health Care Operations Review, Inc. For the past six years, both LMGI and HECOR have been deeply involved in health care compliance both in the private and public sector. Mr. Good's investigation expertise includes financial crimes, drugs-substance abuse, industrial espionage, product counterfeiting, and undercover operations. Additionally, he is knowledgeable about crisis management, security awareness, and security surveys. Prior to entering the private sector, Mr. Good had a twenty-nine year career with the Federal Bureau of Investigation that culminated with his appointment as head of the Bureau's Long Island, New York office. His role as architect and supervisor in the "ABSCAM" case from inception to conviction won him high professional acclaim and is covered in the books, The Sting Man and In the Name of the Law. Mr. Good holds a Bachelor of Science degree from Fordham University and is a U.S. Navy veteran.

David M. Barnes. Mr. Barnes has served as AUGI's Chief Financial Officer since May 15, 1996, and was a director from November 8, 1996 through June 17, 2003. Mr. Barnes is also presently a member of the Advisory Board of Interactive Imagination, Inc., a privately-held video game developer based in Seattle, WA. Mr. Barnes devotes the majority of his professional time to the business of AUGI.

Howard Katz. Mr. Katz has been a director since April 15, 1996, and was an Executive Vice President from April 15, 1996 through July 31, 1998. Since August 1998 to the present Mr. Katz has been the Chief Executive Officer of Imagine Networks, LLC., a company based in New York City that engages in advanced technology and software development.

Committees of the Board

Pending the next annual meeting of stockholders of AUGI, the person nominated to serve as the independent director to be selected by mutual agreement of Messrs. Rubin and Landow shall constitute the sole member of the audit, compensation and corporate governance committees of the AUGI board of directors. It is intended that, following the next annual stockholders meeting of AUGI, an audit meeting the requirements of SOX and a compensation committee shall be selected from among the independent directors to be elected at such annual meeting.

The Compensation Committee's duties include the review of the compensation for all employees and the granting of options under all of the Company's employee stock option plans that may exist and be in effect from time to time. No person presently serves on the Compensation Committee.

The Audit Committee's duties include the review of AUGI's financial statements, budget, and its financing arrangements as well a review of its internal financial controls. No person presently serves on the Audit Committee.

The Corporate Governance Committee's duties include the review of corporate governance matters, including proposed amendments to AUGI's certificate of incorporation and bylaws and the conduct of meetings of directors, committees of the Board of Directors and of stockholders. The Corporate Governance Committee consists of Mr. Rubin. AUGI intends to nominate another member to this committee.

In addition, all bonuses and other changes to existing rates of compensation of senior executive officers of the Company, and any amendment to the employment agreements or changes in the compensation arrangements with any of Messrs. Rubin, Landow, McLain, Barnes or Ciavarella must be approved by the Compensation Committee.

Limitation of Liability and Indemnification Matters

AUGI's certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. AUGI's certificate of incorporation contains a provision eliminating or limiting the personal liability of a director for monetary damages for breach of their fiduciary duties as directors, except for liability (1) for any breach of their duty of loyalty to AUGI or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

AUGI's bylaws provide that AUGI shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under AUGI's bylaws covers at least negligence and gross negligence on the part of indemnified parties.

Director Compensation

     Directors are reimbursed for expenses actually incurred in connection with each meeting of the board or any committee thereof attended. Effective August 8, 2003, each non-employee director (Messrs. McLain, Fause and Good) received options to purchase 50,000 AUGI shares and will be entitled to automatic annual grants of options to purchase an additional 50,000 AUGI shares for so long as he or she serves as a director; provided, that the maximum number of options such non-employee director shall be entitled to receive shall be 200,000 options. All of such options shall be exercisable at $1.70 being the closing bid price of our common stock on August 8, 2003.

Executive Compensation

Robert M. Rubin currently serves as AUGI's Chief Executive Officer and Chairman of its Board of Directors pursuant to an amended and restated employment agreement, dated as of June 3, 1998 and as most recently amended as of December 7, 1999 (the "Rubin Employment Agreement") for a term expiring December 7, 2004. The Rubin Employment Agreement provides for a minimum annual base salary payable to Mr. Rubin of $225,000, a minimum increase each year equal to the percentage rise in The New York City wage index and certain incentive bonuses consisting of 10% of the sale price of certain securities in excess of AUGI's basis up to a maximum aggregate bonus of $3,000,000, and 10,000 incentive stock options. No incentive bonus was earned in fiscal 2000 or 2001 or 2002. In December, 2001, Mr. Rubin agreed to waive the incentive bonus clause in his contract. Mr. Rubin was granted 33,600 incentive stock options on October 3, 2000 under the 2001 Plan, which options are immediately exercisable for five years at $6.875 per share.

Mr. Rubin is also engaged by Western, pursuant to a consulting agreement, which expires on July 31, 2007. Under the consulting agreement with Western, Mr. Rubin is paid $200,000 annually plus reimbursement for his business expenses.

Dr. Landow serves as President and Chief Executive Officer of Lifetime and NY Medical pursuant to an employment agreement dated as of June 16, 2003 with Lifetime and AUGI. This agreement has a term of three (3) years and was effective on June 17, 2003. The agreement provides that Dr. Landow will be paid $314,000 annually, increasing to $348,000 effective December 16, 2003. Commencing January 1, 2004, Dr. Landow's salary shall be subject to annual increases of $25,000 in the event that Lifetime's net income for the immediately preceding fiscal year is greater than or equal to $1.00, in which case the increase shall be retroactive to such date. Dr. Landow's employment agreement contains non-competition provisions pursuant to which he has agreed not to engage in a business that is competitive with Lifetime or AUGI during the term of his employment agreement and for two years thereafter as well as provisions governing any inventions that Dr. Landow makes while employed, all of which inventions are or shall be, as the case may be, assigned to AUGI and Lifetime.

The Landow employment agreement provides for the grant to Dr. Landow of options to purchase 1,500,000 shares of AUGI common stock. These options vest forty percent (40%) upon issuance, and an additional twenty percent (20%) shall vest on each of June 12, 2004, June 12, 2005 and June 12, 2006, provided that on any such vesting date Dr. Landow shall continue to be employed by AUGI, Lifetime, or NY Medical. The options are exercisable for an exercise price of $1.10 per share and have a term of five (5) years.

Joseph Ciavarella currently receives an annual salary of $135,000 for serving as Chief Financial Officer of New York Medical. Mr. Ciavarella has been granted options to purchase 500,000 shares of AUGI common stock. These options vest twenty-five percent (25%) upon issuance, and an additional twenty-five percent (25%) shall vest on each of June 17, 2004, June 17, 2005 and June 17, 2006, provided that on any such vesting date Mr. Ciavarella shall continue to be employed by AUGI, Lifetime, or NY Medical. However, if Mr. Ciavarella's employment is unilaterally terminated without cause or for no reason, all of his options shall vest and thereafter may be exercised in installments in the manner provided above as through he still were employed by the Company. The options are exercisable for an exercise price of $1.30 and have a term of five (5) years. Mr. Ciavarella does not have an employment agreement with NY Medical or AUGI.

Stock Option Plan

2001 Stock Option Plan

The 2001 Stock Option Plan (the "2001 Plan") was adopted by the Board of Directors on October 3, 2000.

The purpose of the 2001 Plan is to provide additional incentives to AUGI's directors, officers, employees and consultants who are primarily responsible for the management and growth of AUGI. Each option shall be designated at the time of grant as either an incentive stock option (an "ISO") or a non-qualified stock option (a "NQSO"). The Board of Directors believes that the ability to grant stock options that qualify for ISO treatment provides an additional material incentive to certain key employees.

As of August 11, 2003, options to purchase shares of common stock under the 2001 Plan have been granted to the individuals named below in the amounts indicated next to their names, 71,600 of which are incentive stock options.



Name                                  Shares underlying options       Date granted                   Exercise Price
----                                  -------------------------       ------------                   --------------

Robert M. Rubin (1)                                      33,600           10-03-00                           $6.875

Dean McLain (1) (4)                                      12,000           10-03-00                           $6.875
                                                        150,000           03-31-03                            $0.62
                                                         50,000           08-08-03

Howard Katz (1)                                          14,000           10-03-00                           $6.875
                                                         50,000           03-31-03                            $0.62

David Barnes (1)                                         12,000           10-03-00                           $6.875
                                                        150,000           03-31-03                            $0.62

Michael Metter (1)                                       10,000           12-14-01                            $1.25
                                                        100,000           03-31-03                            $0.62

Stuart Fause (4)                                         50,000           08-08-03                            $1.70

John F. Good (4)                                         50,000           08-08-03                            $1.70

Jay Kaplowitz (2)                                        50,000           03-31-03                            $0.62

Stephen Weiss (2)                                        50,000           06-13-03                            $1.50

Jonathan Landow (3)                                   1,500,000           06-12-03                            $1.10

Joseph Ciavarella (3)                                   500,000           06-17-03                            $1.30

Michael Savko                                           250,000           06-17-03                            $1.30

Donald Hochler                                          250,000           06-17-03                            $1.30

Joanne Kudrewicz                                        250,000           06-17-03                            $1.30

Connie D'Arco                                           100,000           06-17-03                            $1.30
___________________________



     (1) Messrs. Rubin, McLain, Katz, Barnes and Metter constituted the entire AUGI board of directors prior to the Merger.

     (2) Messrs. Kaplowitz and Weiss are partners of the law firm of Gersten, Savage, Kaplowitz, Wolf & Marcus, LLP, counsel to AUGI. Does not include 45,000 additional AUGI shares owned by such law firm.

     (3) Options granted in connection with the Merger and acquisition of 55% of the capital stock of NY Medical.

     (4) Currently exercisable portion of maximum of 200,000 options granted to non-employee directors on August 8, 2003.

Administration of the 2001 Plan

The 2001 Plan may be administered by the full Board of Directors or by the Compensation Committee (in either case, the "Administrator"), which determines the eligible persons to be granted options, when options will be granted, the number of shares to be subject to options, the durations of options, any conditions to the exercise of options and the manner in and price at which options may be exercised. The Administrator is authorized to amend, suspend or terminate the 2001 Plan. However, except for adjustments resulting from changes in capitalization, the Administrator requires stockholder approval to (i) increase the maximum number of shares that may be issued pursuant to the exercise of options granted under the 2001 Plan; (ii) grant an option with an exercise price less than 85% of the fair market value of the underlying shares of common stock at the time of grant; (iii) change the eligibility requirements for participation in the 2001 Plan; (iv) extend the term of any option or the period during which any option may be granted under the 2001 Plan; or (v) decrease an option exercise price (although an option may be cancelled and a new option granted at a lower exercise price).

Shares Subject to the 2001 Plan

The 2001 Plan currently provides that options may be granted to purchase up to 7,500,000 shares of common stock, subject to adjustment upon certain changes in capitalization without receipt of consideration by AUGI. In addition, if AUGI is involved in a merger, consolidation, dissolution or liquidation, the options granted under the 2001 Plan will be adjusted or, under certain conditions, will terminate, subject to the right of the option holder to exercise his option or a comparable option substituted at the Administrator's discretion prior to such event. If any unexercised option expires or terminates for any reason, the non-purchased shares subject to such unexercised option will be available again for the purposes of the 2001 Plan.

Participation

Any employee, director, consultant, or representative of AUGI is eligible to receive ISO's or NQSO's granted under the 2001 Plan. Non-employee directors, consultants or representatives may only receive NQSO's.

Option Price

The exercise price of each option shall be determined by the Administrator. However, the exercise price of each option on the date the option is granted may not be less than (i) 100% of the fair market value of the common stock underlying an incentive stock option on the date of grant, or (ii) 85% of the fair market value of the common stock underlying a non-qualified stock option on the date of grant. If an incentive stock option is to be granted to an employee who holds over 10% of the total combined voting power of all classes of AUGI's capital stock, then the exercise price may not be less than 110% of the fair market value of the common stock covered by the option on the date the option is granted.

Terms of Options

The Administrator shall, in its discretion, fix the term of each option, provided that the maximum term of an option shall be 10 years. ISO's granted to an employee who owns over 10% of the total combined voting power of all classes of capital stock of AUGI shall expire not more than five years after the date of grant. The 2001 Plan provides for the earlier expiration of options in the event of certain terminations of employment of the holder.

Restrictions on Grant and Exercise

An option may not be transferred other than by will or the laws of descent and distribution and, during the lifetime of the option holder, may be exercised solely by the optionee. The aggregate fair market value (determined at the time the option is granted) of the shares of common stock as to which an employee may exercise ISO's in any one calendar year may not exceed $100,000. The Administrator may impose other conditions of exercise as it deems appropriate.

Termination

The 2001 Plan will terminate on October 3, 2010, unless terminated earlier by the Administrator.




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


Related Party Transactions

The acquisition of NY Medical was consummated by Lifetime, a corporation formed in January 2003. The original NY Medical Stock Purchase Agreement was entered into on March 21, 2003 with Lifetime. Although originally offered an opportunity to participate directly in such transaction as a Lifetime stockholder, Robert M. Rubin recommended that Lifetime be merged with a subsidiary of AUGI and thereby indirectly acquire NY Medical. The transaction among AUGI, Lifetime and NY Medical resulted from negotiations by Mr. Rubin on behalf of AUGI and its representatives with Messrs. Robert DePalo and other Lifetime stockholders and their legal representatives, on behalf of Lifetime, and Dr. Landow and his legal representatives on behalf of Redwood and Dr. Landow. NY Medical. Prior to the terms of the Lifetime Merger and related acquisition by Lifetime of 55% of the capital stock of NY Medical being finalized, Mr. Rubin resigned as an officer and director of Lifetime and the Trust surrendered all rights to shares of capital stock of Lifetime.

Robert DePalo is a former officer of Lifetime and affiliated with certain of the former Lifetime stockholders. Mr. DePalo has agreed to guaranty up to $1,000,000 of the indebtedness owed under the Lifetime Note. An affiliate of Mr. DePalo also has entered into a maximum three year finders agreement with AUGI under which it shall receive a fee of $8,700 per month until such time as the Payment Events shall have occurred, at which time such monthly fee shall increase to $23,700 until an aggregate of $388,800 in finder's fees shall have been paid by AUGI. In the event that NY Medical is sold as a result of the occurrence and continuation of a "Default Event," the monthly fee shall continue at $8,700 until an aggregate of $328,800 shall have been paid. Affiliates of Mr. DePalo or members of his family are the beneficial owners of 104,326 shares of B-2 Preferred, which are convertible into 2,086,520 shares of AUGI common stock. Mr. DePalo disclaims beneficial ownership as to all such shares.

An affiliate of Mr. DePalo was instrumental in acting as placement agent for $1,500,000 of convertible bridge notes issued by AUGI to certain investors in
June 2003. Mr. DePalo's affiliate received compensation of $150,000 in connection with such transaction.

Bruce Meyers, one of the principals of the Placement Agent in the Offering, was the owner of approximately 30% of the outstanding capital stock of Lifetime and received in the Lifetime Merger an aggregate of 140,119 shares of B-2 Preferred, convertible into 2,802,380 shares of AUGI common stock. Under the terms of the agreement between Mr. Rubin and Mr. Meyers, if the Offering shall not, for any reason, be completed, all such shares of B-2 Preferred and any AUGI common stock issued to Mr. Meyers as a result of conversion of such B-2 Preferred, are subject to redemption by AUGI for $.01 per share. If the Offering is completed, 10,000 of the shares of B-2 Preferred Stock owned by Mr. Meyers is subject to an oral option held by the Rubin Family Irrevocable Stock Trust (see below).

Pursuant to oral agreements among Robert M. Rubin and certain affiliates of the former Lifetime stockholders which were finalized on August 29, 2003, commencing January 2004, the Rubin Family Irrevocable Stock Trust may purchase up to 40,000 shares of B-2 Preferred owned by such former Lifetime shareholders for $2.00 per share, or if fully converted into AUGI common stock, 800,000 shares of common stock at an exercise price of $0.10 per share. See "Principal Stockholders."

Subject to compliance with a variety of contractual covenants between AUGI and Redwood relating to the ongoing operations of NY Medical, Redwood will control the board of directors of Lifetime and NY Medical, until the $4.7 million Landow
Note is paid in full and a $2,000,000 principal installment of the Lifetime Note is paid. Redwood is a Delaware limited partnership in which Dr. Landow formerly acted as a general partner and Dr. Landow's spouse holds a 99% interest In addition, Dr. Landow owns 100% of the equity of Spruce Medical, the professional corporation that employs and provides professional services of healthcare specialists, and contracts with NY Medical to provide management and business services.

Dr. Landow is the President and Chief Executive Officer of NY Medical and the President and sole stockholder of Spruce Medical. The Company is hopeful that if the healthcare practice of Spruce Medical increases, it will also result in greater services purchased from NY Medical under its management agreement with Spruce Medical. However, under such management agreement, Spruce Medical is not required to pay additional management or other fees to NY Medical as its revenues or profitability increase. Accordingly, Dr. Landow may elect, at his sole discretion, to increase the business of Spruce Medical and not correspondingly increase the scope or amount of the non-professional management services it purchases from NY Medical under the management agreement.

Risk Factors

Risks Related to our Business.

NY Medical's performance depends on Spruce Medical's ability to maintain and expand its healthcare practice. The principal thrust of NY Medical's current business plan is to assist Spruce Medical in maintaining its existing healthcare practice and expanding its professional healthcare services to additional locations, thereby maintaining and establishing a larger base for NY Medical's non-professional business and management services to Spruce Medical. However, medical specialists and other healthcare practitioners that provide services for Spruce Medical may terminate their association with Spruce Medical at any time. In such event, Spruce Medical would likely be forced to reduce the scope and nature of the services it requires from NY Medical under the management agreement, as a consequence of which our results of operations and financial condition would most likely suffer materially adverse consequences. There can also be no assurance that Spruce Medical will increase its healthcare practice, or even if such increase should occur, that it would result in an increase in NY Medical's non-professional business and management services.

We may fail to adequately manage our anticipated future growth. NY Medical has achieved growth in its business over the last few years primarily through internal growth. We intend to significantly expand NY Medical's business in the future by entering into business and management services agreements with a number of additional independent healthcare practitioners and may make strategic acquisitions of other healthcare management service companies. As we grow, there will be increased demands on our management and on our operational and administrative systems, controls, general infrastructure and other resources. We will also have to improve the efficiency of our operations. There can be no assurance that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. We also may be required to add staff and information and other systems. We cannot guarantee that we will be able to do so, or that, if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

Our ability to expand is dependent upon factors such as our ability to:

     o identify attractive and willing candidates for our business and management services;

     o adapt our structure to comply with federal and state legal requirements affecting our arrangements with physician practice groups and other healthcare practitioners, including state prohibitions on fee-splitting, corporate practice of medicine and referrals to facilities in which physicians have a financial interest;

     o obtain regulatory approvals and certificates of need, where necessary, and comply with licensing and certification requirements applicable to us, the physicians associated with us and their respective facilities;

     o    efficiently expand our infrastructure and management, and

     o    obtain adequate financing.

Acquisitions also involve a number of special risks, including possible adverse effects on our operating results, diversion of management's attention and resources, failure to retain key personnel, amortization or write-offs of acquired intangible assets and risks associated with unanticipated events or liabilities.

The loss of Dr. Jonathan Landow could materially and adversely affect our business. For the fiscal year ended December 31, 2002, approximately 95% of NY Medical's revenues were derived under its management agreement with Spruce Medical and predecessor professional corporations owned by Dr. Jonathan Landow, and such dependence upon Spruce is expected to continue in fiscal 2003. If Dr. Landow were to die, become disabled or otherwise be unable or refuse to continue to serve as President and sole stockholder of Spruce Medical, our ability to do business under the management agreement would be materially and adversely affected as Spruce Medical must be owned and operated by a licensed physician. Under the terms of a recent amendment to the Spruce Medical management agreement, if Dr. Landow were to die, become permanently disabled, or otherwise cease to function as the principal owner and executive officer of Spruce Medical, NY Medical has the right to cause Dr. Landow or his estate to transfer ownership of and operating responsibility for Spruce Medical to another licensed physician acceptable to the Company at the later of (i) 90 days from the date of such death or disability, or (ii) such later date as shall be permitted by the New York State Department of Education. However, our failure to locate an acceptable physician to take over the ownership and management of Spruce Medical from Dr.

Landow or his estate and to serve in such role would, in substance, prevent NY Medical from continuing to conduct business in its present form. In addition, any person acquiring the business of Spruce Medical may condition such purchase on amending or modifying the management agreement in a manner that is adverse to our business.

Extensive government regulation. The operations of Spruce Medical, as well as NY Medical, are subject to various federal and state laws, rules and regulations. The business arrangements and operations of NY Medical, Spruce Medical and Spruce Medical's predecessor professional corporations have been the subject of review by third party insurance payors and healthcare regulators. Although these various reviews have not resulted in any adverse fines, penalties or sanctions on the operations of NY Medical, Spruce Medical or Spruce Medical's predecessors, many aspects of NY Medical's and Spruce Medical's business arrangements and operations have not been the subject of federal or state statutory or regulatory review or interpretation. Accordingly, a review of NY Medical and/or Spruce Medical's business practices by a court, law enforcement or regulatory authority may result in a determination that NY Medical and/or Spruce Medical do not meet one or more applicable legal or regulatory requirements. Such a result could have a material, adverse effect on NY Medical and/or Spruce Medical.

Spruce Medical's facilities are located solely in New York, which makes it sensitive to regulatory, economic and competitive changes in this state. All of Spruce Medical's leased office facilities are currently located in New York, which makes NY Medical particularly sensitive to regulatory, economic, and competition changes in New York. Any material change in the current regulatory, economic or competitive conditions in New York State could adversely affect Spruce Medical and have a disproportionate effect on our overall business results.

Compliance with the regulatory framework is uncertain and evolving. Healthcare laws and regulations may change significantly in the future. We intend to monitor these developments and modify our operations from time to time as the regulatory environment changes. We cannot assure you, however, that we will be able to adapt our operations to address new regulations or that new regulations will not adversely affect our business. In addition, although we intend to conduct our operations to comply with applicable federal and state laws, neither our current or anticipated business operations nor the operations of the contracted medical specialists has been the subject of judicial or regulatory review. We cannot assure you that a subsequent review of our business by courts, regulatory authorities or third party payors will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change so as to restrict our operations.

New York has enacted statutes or adopted regulations affecting risk assumption in the healthcare industry, including statutes and regulations that subject any physician or physician network engaged in risk-based managed care contracting to applicable insurance laws and regulations. These laws and regulations may require providing for minimum capital requirements and other safety and soundness requirements. The implementation of additional regulations or compliance requirements could result in substantial costs to us and the medical specialists and limit our ability to enter into capitated or other risk-sharing managed care arrangements.

Risk of engaging in the corporate practice of medicine. In New York State, there is a general prohibition against the "corporate practice of medicine." Although both NY Medical and Spruce Medical believe Spruce Medical is paying fair market fees to NY Medical, a court, law enforcement or regulatory authority may conclude that the relationship between NY Medical and Spruce Medical is not at fair market value or is otherwise in violation of New York's prohibition on the corporate practice of medicine. Such a determination would have a material and adverse effect on NY Medical.

Risk of fee splitting. Many states, including New York, prohibit licensed healthcare providers from paying a percentage or share of their professional fees to business entities such as NY Medical. These "fee-splitting" prohibitions may subject the healthcare provider to disciplinary action, including, among other things, loss of license, and may also render the business arrangement between the healthcare provider and the business entity to be void and unenforceable. Although the payment of management fees to NY Medical by Spruce Medical is not directly dependent on the revenues of Spruce Medical, a court, law or regulatory authority may assert the fees paid to NY Medical constitute fee-splitting if they determine that such fees are merely a method of sharing fees with NY Medical and are not based upon the fair market value of actual services provided by NY Medical.

Risk of violating "anti-kickback" laws. A federal law commonly known as the "Anti-Kickback Statute," in substance, prohibits the knowing and willful solicitation, receipt, offering or payment of any remuneration (including any kickback, bribe or rebate), in return for or to induce either: (i) the referral of a patient for which payment may be made in whole or in part under a federal healthcare program (e.g., Medicare and Medicaid and certain state programs), or
(ii) the purchasing, leasing, ordering or arranging of any good, facility, item or service for which payment may be made in whole or in part under such federal healthcare program. New York State has its own anti-kickback laws that are similar to the federal anti-kickback statute. Violation of these statutes is a criminal offense that could result in significant fines and penalties and exclusion from federal and state healthcare programs.

Spruce Medical's operations include the subleasing of space and leasing of services and equipment at a number of healthcare practices so that Spruce Medical can provide healthcare services to patients referred at such locations. Spruce Medical is not currently billing any federal programs for such professional services and is not a registered Medicare or Medicaid provider. However, some of Spruce Medical's predecessor professional corporations were Medicare providers. Accordingly, while Spruce Medical's current arrangements are subject to less scrutiny under the federal anti-kickback laws and regulations, they remain subject to the New York State statutes. Although NY Medical and Spruce Medical believe that their lease arrangements are in compliance in all material respects with the both the Federal and New York State anti-kickback laws, violation of these laws would have a material and adverse impact on Spruce Medical and NY Medical.

Risk of violating "Stark II" and related anti-referral laws. Federal law contains significant prohibitions against certain physician referrals. These prohibitions are embodied in a law commonly known as "Stark II." Stark II generally prohibits a physician from making referrals to an entity for the furnishing of certain designated health services reimbursable by Medicare or Medicaid, if the physician (or an immediate family member of the physician) has a financial relationship (including an ownership or investment interest, or a compensation relationship) with that entity. New York State, too, has its own anti-referral laws.

The healthcare practices that lease space to Spruce Medical will be deemed to have a financial (compensation) relationship with Spruce Medical due to the sublease of space, and the lease of services and equipment by the healthcare practice from Spruce Medical. However, as Spruce Medical is not a Medicare or Medicaid provider, and does not bill any federal programs for providing professional services, we believe that Spruce Medical is not subject to the Stark II law. However, there can be no assurance that Spruce Medical will not be the subject of a regulatory review at the federal or state level. A violation of either the federal or New York State statute could result in significant fines and penalties or loss of Spruce Medical's ability to provide professional services.

Audits by Medicare carriers and other payors. Medicare carriers and other payors periodically conduct pre-payment or post-payment medical reviews or other audits of reimbursement claims submitted on behalf of healthcare providers such as Spruce Medical and the other healthcare practices to which NY Medical provides management services. In addition, a number of payors have examined the legality of relationships between licensed healthcare providers and management companies with whom or which they contract (such as NY Medical) with a view towards avoiding payment on claims and/or recouping prior payments on claims to healthcare providers with improper arrangements. NY Medical and a predecessor to Spruce Medical have been subject to periodic audits and have successfully defended the propriety of the professional corporation's billings. We cannot predict whether medical reviews or similar audits by federal or state agencies, regulators or commercial payors of such reimbursement claims or of NY Medical's relationship with Spruce Medical will result in material recoupments from Spruce Medical or the other medical practices, or denials of payment to such practices at any time in the future. Such recoupments or denials could have a material and adverse effect on NY Medical's financial condition and results of operations.

Federal false claims act violations could affect our participation in government programs. The Federal False Claims Act provides in part that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or has used a false record to get a claim approved. Claims presented in violation of the federal anti-kickback law or Stark law may be considered a violation of the Federal False Claims Act. Penalties include civil penalties of not less than $5,000 and not more than $10,000 for each false claim, plus three times the amount of damages that the federal government sustains because of the act of that person. We believe that we are in compliance with the rules and regulations to which the Federal False Claims Act applies. However, we cannot assure you that we will not be found to have violated certain rules and regulations resulting in sanctions under the Federal False Claims Act, and, if so, that any sanctions imposed would not result in fines and penalties and restrictions on our participation in federal and state healthcare programs that are integral to our business.

We face extensive competition. Our ability to expand is also dependent on our ability to compete for opportunities. We may not be able to compete effectively for the acquisition and establishment of contractual relationships with healthcare practitioners and medical specialists. Our competitors may have better established operating histories and greater resources than we do, or outperform us notwithstanding the absence of such advantages. Additionally, some hospitals, clinics, healthcare companies, HMO's and insurance companies engage in activities similar to those we engage in. Competitors may make it more difficult or expensive to acquire the assets of, and establish contractual relationships with, healthcare practitioners and medical specialists, on terms beneficial to us.

Spruce Medical and other independent healthcare practitioners may become subject to burdensome medical malpractice lawsuits. Providing medical services entails the risk of professional malpractice and other similar claims. The physicians whose services are furnished by Spruce Medical and independent healthcare practitioners are from time to time subject to malpractice claims. We believe that we have structured our relationships with the practices under our management in a manner that does not constitute the practice of medicine or subject us to professional malpractice claims. Nevertheless, claims, suits or complaints relating to services and products provided by the healthcare practitioners may be asserted against us in the future, including malpractice. Additionally, we operate and manage certain other facilities, which exposes us to other liability claims. Even if neither we nor our healthcare practitioners are subject to litigation, Spruce Medical and other healthcare practitioners upon whom our business model relies are subject to medical malpractice suits. Whether such suits are related to services the healthcare practitioners provide or otherwise, the success of such lawsuits could have an indirect effect on our results of operations.

Risks Related to the Lifetime Merger and Acquisition of NY Medical

We have substantial short-term obligations to the former owners of NY Medical that pose significant risks to the viability of AUGI. We are required to pay an aggregate of approximately $3.7 million under the Landow Note by not later than October 17, 2003, with the remaining balance under the Landow Note and an additional $2,000,000 under the Lifetime Note to Redwood due by not later than March 22, 2004. A failure to do so may result in our being required under the Closing Agreement to sell all of the capital stock or assets of NY Medical. We do not presently have the capital resources to meet such obligations and are relying entirely on the proceeds of the Offering to make such payments. If only the minimum $5,000,000 of Units is sold in the Offering, we will have enough funds only to retire the Landow Note in full. In such event, there can be no assurance that we will be able to raise additional financing to meet our $2,000,000 payment obligation under the Lifetime Note by March 22, 2004, if at all.

In the event of a forced sale of NY Medical, we may not receive any of the proceeds from the sale. If we are unable to pay our obligations to the holders of the Landow Note and the Lifetime Note on a timely basis and NY Medical is sold, we may not receive any of the proceeds of the sale. Pursuant to the terms of the Closing Agreement, the purchase price received, after transactions expenses (excluding the cost of any fairness opinion we may obtain) will be applied first to pay indebtedness then outstanding of NY Medical (other than $1,500,000 of existing indebtedness to AUGI), then to pay outstanding indebtedness owed under the Landow Note and the Lifetime Note, and finally to the extent of any remaining net proceeds, the excess shall be paid to AUGI.

We may remain liable for any deficiencies in the event of a forced sale of NY Medical. In the event that the net proceeds from the sale of NY Medical shall be insufficient to satisfy in full all of our obligations under the Closing Agreement, any unpaid amounts then due under the Landow Note or the Lifetime
Note shall remain our obligations and shall be payable to the holders of such notes on a date which shall be the earlier to occur of (i) six months from the date of the sale of NY Medical, or (ii) immediately upon consummation of any financing that we undertake subsequent to the sale of NY Medical. If NY Medical is sold without our receiving any proceeds from the sale, we may incur considerable losses with no corresponding benefits. Although we are presently unable to quantify such losses, if these events occurs, it would have a material, adverse impact on our financial condition, business prospects and viability as a going concern.

The loan facility with the senior secured lender to NY Medical will mature in the near term. DVI Business Credit Corp., the senior secured lender to NY Medical, has requested that NY Medical refinance its existing credit facility that matures on September 24, 2003 with a different lender. The current outstanding indebtedness owed to DVI is approximately $5,700,000. We have entered into preliminary discussions with DVI to extend the maturity date of the loan beyond September 24, 2003 on a short-term basis. To date, we have received no promise by DVI to grant any such extension. DVI recently announced that it had filed a petition under Chapter 11 of the United States Bankruptcy Code. This development may further adversely affect DVI's willingness or ability to work with NY Medical. If DVI does not extend such loan, or if we are unable to refinance such indebtedness by September 24, 2003, or any extended maturity date, DVI may foreclose on its lien on all of the assets and properties of NY Medical at any time on or after the maturity date. If such foreclosure were to occur on our only operating asset it would have a material, adverse impact upon our business, financial condition, future prospects and viability as a going concern.

In addition, even if DVI does not elect to foreclose on our assets, if we are unable obtain an extension of the September 24, 2003 maturity date of NY Medical's senior credit facility, our ability to complete the Offering may be adversely affected. Although the holder of the Landow Note has agreed to defer the due date for $500,000 of the amount originally scheduled to be paid on October 17, 2003, for up to six months, if DVI does not extend the September 24, 2003 due date of its loan facility, or if we are unable to refinance the DVI indebtedness or obtain additional equity financing, such $500,000 deferral of the Landow Note indebtedness is, at best, a temporary and partial solution.

The former Lifetime stockholders received substantial benefits as a result of the Lifetime Merger. We have issued to the former stockholders of Lifetime shares of our B-2 Preferred convertible into an aggregate of 9,350,000 shares of our common stock, representing an aggregate of approximately 58.4% of the total number of shares of our common stock to be outstanding after full conversion of such B-2 Preferred and full conversion of our B-3 Preferred into 4,650,000 which we issued as a dividend to our common stockholders of record as of June 10, 2003. Although certain of the former Lifetime stockholders have been instrumental  in  assisting  us in  recently  raising  $1.5  million  in  bridge financing, and Robert DePalo, an affiliate of certain former Lifetime stockholders owning shares of B-2 Preferred convertible into 1,981,746 shares of our common stock, personally guaranteed $1.0 million of payments due under the $5.5 million Lifetime Note, prior to its execution of the NY Medical Stock Purchase Agreement, Lifetime had no operating assets or business. If we are unable to raise the capital necessary to meet our financial obligations to the holders of the Landow Note and Lifetime Note in accordance with the Closing
Agreement, we may be required to sell NY Medical. In such event the former Lifetime stockholders will continue to own substantially all of the shares of B-2 Preferred acquired in the Merger even though we may not then own an operating business.

The acquisition by Lifetime of NY Medical will result in the recording of an intangible asset that will affect future operating results. The acquisition by Lifetime of NY Medical will result in the recording of an intangible asset for its management contract with Spruce Medical, which will be amortized against future operations. The acquisition of NY Medical will be accounted for as a purchase by Lifetime. As a result, the excess of the value of the consideration issued to NY Medical's former stockholders over the fair value of the identifiable NY Medical tangible assets acquired, less the fair value of the liabilities assumed, will be recorded as a management agreement intangible asset based on its fair value, with any excess purchase price allocated to goodwill. The amount of such management agreement asset will be established based upon an independent appraisal of the value of such agreement and may be assumed to be substantial. Such amount will be amortized over the ten year term of the management agreement and will reduce future net income.

Certain adverse effects of continuing or terminating the ESOP. Prior to consummation of the Payment Events under the Closing Agreement NY Medical will continue to make contributions to the ESOP and pay annual dividends of approximately $1.8 million to the ESOP by cancellation of a like amount of indebtedness owed by the ESOP to NY Medical under the ESOP Note. Upon consummation of the Payment Events and the closing of AUGI's indirect acquisition (through Lifetime) of the remaining 45% of the outstanding NY Medical capital stock, AUGI may elect to continue to pay the ESOP Dividends on its B-4 Preferred and cause NY Medical to make contributions to the ESOP in cancellation of ESOP Note indebtedness. However, for so long as contributions are made and shares of AUGI B-4 Preferred are allocated to and earned by ESOP participants, AUGI will incur an annual charge to its consolidated earnings, if any, equal to the fair market value of the shares of AUGI common stock underlying the shares of B-4 Preferred which have been allocated and earned. The amount of such annual charge to earnings depends on the market price of AUGI common stock and cannot be determined in advance. In the event AUGI terminates further contributions and dividends to the ESOP and cancels and forgives the remaining indebtedness owed under the ESOP Note, an excess contribution will be deemed to have occurred for tax purposes, in which event NY Medical may incur an excise tax of 10% of the amount of the excess contribution.


As a result of the Lifetime Merger, our chief executive officer and certain of his business associates will have the power to take unilateral action. Our principal stockholder, the Rubin Family Irrevocable Stock Trust (the "Trust") owns 1,549,831 shares of our common stock, or approximately 77.6% of the number of such shares issued and outstanding. Further, the Trust would own 5,157,474 shares of our common stock, or approximately 32.2% of the outstanding shares, assuming conversion of all the shares of B-2 Preferred and B-3 Preferred, inclusive of the shares to be issued pursuant to sale of the Minimum Amount. Robert M. Rubin, our chairman of the board and chief executive officer created the Trust for the benefit of members of his family. In addition, affiliates of substantially all of the former stockholders of Lifetime have had prior business relationships with Mr. Rubin. Assuming conversion of all the B-2 Preferred we issued to the former Lifetime stockholders and conversion of all 180,382 shares of B-3 Preferred issued to the Trust as a stock dividend, the Trust and the affiliates of such business associates of Mr. Rubin would own approximately 80.1% of the outstanding shares of our common stock, inclusive of the shares to be issued pursuant to sale of the Minimum Amount. Accordingly, Mr. Rubin and his business associates will have the power to control the direction and policies of our Company, including the power to elect our directors, subject to the provisions of the Closing Agreement, appoint new management, subject to existing employment agreements, and approve many actions requiring the approval of our stockholders, such as adopting most amendments to our certificate of incorporation and approving mergers or sales of substantially all of our assets. The directors so elected will have the authority to issue additional stock and stock options, implement stock repurchase programs, declare dividends and make other such decisions about our capital stock. These actions may dilute, reduce or eliminate the ownership of our minority stockholders.

We may be unable to obtain indemnification for breach of contract. The Lifetime Stock Purchase Agreement provides that Redwood, as the former 55% NY Medical stockholder, will indemnify Lifetime and ourselves as successor in interest for losses suffered or incurred by us and our affiliates arising from breaches of such stockholder's representations, warranties, covenants or agreements under the Lifetime Stock Purchase Agreement and related documents. However, such right of indemnification is payable only by the right to partially offset payments owed by us under the $5.5 million Lifetime Note. In addition, since we are advised that Redwood has no assets other than its right to receive payments under the Lifetime Note, if we incur damages for any such breaches in excess of the then outstanding balance of such note, we may be unable to collect such excess.

If we are required to repay all $1,500,000 of convertible notes issued in June 2003 in a bridge private placement, we would be required to deplete our available working capital or raise additional funds. In June 2003, we issued convertible notes in the principal amount of $1,500,000. The convertible notes are due and payable, with 10% interest, in March 2004, unless sooner converted into shares of our common stock. In addition, any event of default as described in the convertible notes could require the early repayment of the convertible notes. We anticipate that the full amount of the convertible notes, together with accrued interest, will be converted into shares of our common stock. However, if we are required to repay the convertible notes, we would have to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us to recover the amounts due, which ultimately could require the disposition of some or all of our assets. The convertible notes are unsecured, but we have agreed to hold in trust for the benefit of the holders of the convertible notes any payments we may receive from NY Medical under our $1.5 million secured note due in January 2004.

The issuance of shares upon conversion of the convertible notes will cause additional dilution to our existing stockholders. The issuance of shares upon conversion of the convertible notes, will result in additional dilution to the equity interests of other stockholders. We issued notes for an aggregate face amount of $1,500,000, convertible at a $1.00 per share. Further, the investors have the option to purchase between 1,000,000 and 1,500,000 additional shares of our common stock under warrants issued to such investors at an exercise price of $0.75, depending upon whether we repay our obligations under the notes. If we fail to repay the debt represented by the notes in a timely manner, we may therefore be required to issue an aggregate of up to 3,000,000 additional shares to the holders of the convertible notes.

We granted substantial stock options to management and others. We have granted members of management and certain key employees and consultants options to purchase an aggregate of 2,850,000 shares of our common stock.

There was no formal valuation determining the fairness of the merger consideration issued in connection with the Lifetime Merger. The consideration issued by AUGI in the Lifetime Merger was determined by arms' length negotiations between AUGI management and the principal stockholders of Lifetime. However, there was no formal valuation of Lifetime or NY Medical by an independent third party. Neither we nor Lifetime obtained a fairness opinion by an investment banking firm or other qualified appraiser. Since the acquisition of Lifetime and NY Medical did not require the approval of our stockholders, we are unable to determine whether our stockholders, other than the Trust, would have agreed with the determination by our board of directors that the terms of the merger were fair and in the best interests of our stockholders.

We have recently issued securities convertible or exercisable into a significant number of shares of our common stock, and future sales by existing stockholders of such shares may lower the price of our common stock. We had 1,997,624 shares outstanding prior to the Lifetime Merger and an aggregate of 407,094 Series B-1 Preferred Shares issued and outstanding, the latter of which are convertible into an aggregate of approximately 16,284 shares of our common stock.

In connection with the Lifetime Merger and the related transactions and developments:

     o We issued options to purchase an aggregate of approximately 2,850,000 shares of our common stock;

     o We issued preferred shares convertible into an aggregate of 14,000,000 shares of our common stock, 9,350,000 of which are issuable to the former stockholders of Lifetime upon conversion of the B-2 Preferred;

     o We assumed a convertible promissory note in the aggregate face amount of $5,500,000, 3,500,000 of which is convertible, subject to certain conditions the likelihood of fulfillment of which cannot be stated with certainty as of the date of the date hereof, into approximately 875,000 shares of our common stock in the event such conversion occurred as of the date hereof;

     o We issued notes and warrants convertible or exercisable, as the case may be, into a maximum of 3,000,000 shares of our common stock; and

     o We intend to issue Series B-4 preferred shares convertible into an aggregate of 1,125,000 shares of our common stock upon the closing of the Share Exchange Agreement;

Under various registration rights agreements executed in connection with the Lifetime Merger and related transactions, we have agreed to register for resale, under the Securities Act of 1933, as amended, all the above-mentioned shares of our common stock except for the 4,650,000 Shares underlying the B-3 Preferred dividended out to our stockholders of record on June 10, 2003 (which we will register notwithstanding the absence of an express commitment to do so), constituting an aggregate of 21,850,000. If all 21,850,000 shares of our common stock are issued, there could be an aggregate of 23,847,624 shares of our common stock outstanding. Sales of substantial amounts of common stock into the public market could significantly lower the market price of the shares.

Other Risks

The market for our shares is highly illiquid. The market for our shares is highly illiquid and we cannot assure you that a liquid market will ever develop. Consequently, holders of our common stock may not be able to sell them in the event of an emergency or at any time, and the shares offered hereby will not be readily acceptable as collateral for loans. Further, if a more liquid market is developed for our shares through a secondary public offering or the listing of our shares for trading on Nasdaq or national securities exchange, certain holders of our shares, as a condition to such offering or quotation, may be required to enter into an agreement not to sell or otherwise transfer, pledge, assign or hypothecate their shares for a significant period of time following the secondary public offering or quotation. The effect of an illiquid market on the holders of our shares is to impede the sale of our shares in the open market, particularly if considerable blocks are submitted to a broker-dealer. In addition, a broker-dealer may not be able to execute a sale or, if it can, may not be able to execute the sale at an execution price at or above the bid price.

We may fail to meet the expectations of our investors and analysts, which may cause the market price of our common stock to fluctuate or decline. Securities analysts frequently issue reports based on the results of a single quarter. NY Medical's revenues and earnings have fluctuated significantly in the past, and we expect that they will continue to do so in the future. Relatively poor results in one quarter could significantly and adversely influence such reports, which may in turn lead to a reduction of the market price of our common stock. Holders of our common stock must be prepared to lose most or all of their investment.

Recently enacted and proposed changes in securities laws and regulations are likely to increase our costs. In July 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the "SOX"). The purpose of the SOX is to protect investors by improving the accuracy and reliability of corporate disclosures made pursuant to the securities laws, and for other purposes.

We expect these developments to increase the legal and financial compliance costs, and to make some activities more difficult. We expect these developments to make it more difficult and more expensive for public companies to obtain director and officer liability insurance, which will in all likelihood be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These developments could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers. We are presently evaluating and monitoring regulatory developments and cannot estimate the timing or magnitude of additional costs we may incur as a result.

Beneficial Ownership of the Company Subsequent to the Acquisition of Lifetime and NY Medical

The following table sets forth information regarding the beneficial ownership of AUGI common stock as of August 11, 2003, by: (i) each person known to beneficially own more than 5% of the outstanding Shares; (ii) each of our directors; and (iii) each named executive officer. Unless indicated otherwise, the address of the beneficial owners is: c/o American United Global, Inc., 11108 NE 106th Place, Kirkland, Washington 98033.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares issuable pursuant to Preferred Stock, warrants or options, to the extent such Preferred Stock, warrants or options are currently exercisable or convertible within 60 days of the date of this Form 8-K/A-1, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person. The shares of common stock issuable upon conversion of the shares of B-2 Preferred are treated as issued and outstanding since such shares vote with the shares of common stock on an "as converted" basis and AUGI has determined to force the conversion of all such shares into shares of common stock on the earliest possible date, i.e., December 17, 2003. In addition, the Trust has informed AUGI of its intent to convert its shares of B-3 Preferred on the same date; consequently, the shares of common stock issuable upon conversion thereof are also treated as if issued and outstanding on the date hereof. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares of common stock, subject to community property laws where applicable.


                                                                                   Shares
Name of Beneficial Owner                                                     Beneficially Owned
------------------------                                                     ------------------


The Rubin Family Irrevocable Stock Trust (1)                                      5,157,474

Redwood Associates, L.P. (2)                                                        875,000

Dr. Jonathan Landow (3)                                                             600,000

C. Dean McLain (4)                                                                  162,000

David M. Barnes (5)                                                                 162,000

Joseph Ciavarella (6)                                                               125,000

Howard Katz (7)                                                                      64,000

Stuart Fause (8)                                                                     50,000

John F. Good (8)                                                                     50,000

Corico Inc.  (9)                                                                  1,353,180

JD Lauren, Inc. (9)                                                                 864,280

Old Oak Fund, Inc. (9)                                                              113,500

Allied International Fund, Inc. (10)                                              1,868,260

DePalo Family Irrevocable Trust (10)                                                218,260

Saudry LLC (10)                                                                     183,333

Bruce Meyers (11)                                                                 2,802,380

All officers and directors as a group (6 persons)                                 9,904,074




* less than 1%.
_____________________________________

     (1)  The Rubin Family  Irrevocable Stock Trust is a trust created by Robert
          M. Rubin, AUGI's Chairman and Chief Executive Officer, for the benefit of his wife Margery Rubin and their children. Consists of (i) 1,549,831 shares of AUGI common stock currently owned by the Trust, and (ii) 3,607,643 shares of AUGI common stock issuable to the Trust upon conversion of the B-3 Preferred. Mr. Rubin disclaims beneficial interest in all AUGI securities held by the Trust. Does not include
          (i) an oral option granted by certain of the former Lifetime stockholders entitling the Trust to purchase up to 800,000 shares of AUGI common stock and (ii) options held directly by Mr. Rubin to purchase an additional 33,600 shares of AUGI common stock.

     (2) Consists of the shares issuable upon conversion of the Lifetime Note. Redwood is a Delaware limited partnership, in which an limited liability company owned by Dr. Jonathan Landow is the general partner and Tracy Landow is the limited partner and owner of 99% of the equity of Redwood. Dr. Landow disclaims any beneficial interest in the Shares held by Redwood attributable to Mrs. Landow.

     (3) Consists of 600,000 Shares underlying presently exercisable stock options granted to Dr. Landow under his employment agreement.

     (4)  Consists of options to purchase 162,000 shares.

     (5)  Consists of options to purchase 162,000 shares.

     (6) Consists of options to purchase 125,000 shares granted to Mr. Ciavarella in connection with the acquisition of NY Medical.

     (7)  Consists of options to purchase 64,000 shares.

     (8) Consists of currently exercisable directors options to purchase 50,000 shares.

     (9) Consists of shares issuable upon conversion of the B-2 Preferred. Corico, Inc., JD Lauren, Inc. and Old Oak Fund, Inc. are all companies affiliated with Kenneth Orr or members of his family. Mr. Orr disclaims beneficial interest in all AUGI securities. Excludes 10,000 shares of B-2 Preferred (200,000 shares of common stock) subject to an oral option held by the Rubin Family Irrevocable Stock Trust, exercisable in January 2004. See "Related Party Transactions."

     (10) Consists of shares issuable upon conversion of the B-2 Preferred. Allied International Fund, Inc., DePalo Family Trust and Saudry, LLC are all entities affiliated with Robert DePalo or members of his family. Rosemarie DePalo, the wife of Robert DePalo is the beneficial owner of all AUGI securities owned by such entities, as to which Mr. DePalo disclaims all beneficial interest. Excludes 10,000 shares of B-2 Preferred (200,000 shares of common stock) subject to an oral option held by the Rubin Family Irrevocable Stock Trust, exercisable in January 2004. See "Related Party Transactions."

     (11) Consists of shares issuable upon conversion of the B-2 Preferred. Under the terms of the agreement between Mr. Rubin and Mr. Meyers, if the Offering shall not, for any reason, be completed, all such shares of B-2 Preferred and any AUGI common stock issued to Mr. Meyers as a result of conversion of such B-2 Preferred, are subject to redemption by AUGI for $.01 per share. If the Offering shall be consummated, 10,000 shares of B-2 Preferred (200,000 shares of common stock) owned by Bruce Meyers are subject to an oral option held by the Rubin Family Irrevocable Stock Trust, exercisable in January 2004. See "Related Party Transactions." Roan/Meyers Associates, L.P., a registered broker dealer with which Mr. Meyers is affiliated, is the Placement Agent in the Offering.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of AUGI consists of 40,000,000 shares of common stock and 2,700,000 shares of preferred stock.

The following is a summary of some of the provisions of the common stock and preferred stock provisions of our amended certificate of incorporation.

Preferred Stock

Series B-2 Preferred Stock

In consideration for its acquisition of Lifetime in the Lifetime Merger, AUGI issued 467,500 shares of its newly designated shares of Series B-2 Preferred Stock, par value $0.01 per share (the "B-2 Preferred") to the former holders of common stock of Lifetime. Each share of the B-2 Preferred is convertible into twenty (20) shares of AUGI Common Stock, or an aggregate of 9,350,000 shares if fully converted, subject to equitable adjustment in the event of splits, dividends, consolidations or recapitalizations affecting the outstanding AUGI common stock. The conversion may be effectuated:

     o    at the election of the holder at any time after December 17, 2003, or

     o by AUGI on a mandatory conversion basis, upon the earlier to occur of either (i) any date subsequent to December 17, 2003, pursuant to a resolution in favor thereof by AUGI's board of directors, or (ii) immediately prior to any event that involves either a change of control of AUGI or the sale of all or substantially all of its assets.

Except as otherwise required by law, the B-2 Preferred shall vote together and not as a separate class, with the AUGI common stock, on an "as converted" basis pursuant to the conversion rate then in effect for the B-2 Preferred.

In the event that AUGI shall declare and issue a dividend, distribute assets upon liquidation, dissolution, winding-up or otherwise, the Series B-2 shall rank senior and prior to the AUGI common stock and any other class or series of capital stock of AUGI then outstanding, except that the B-2 Preferred shall rank junior to AUGI's B-1 Preferred Stock and in parity with the Series B-3 Preferred and B-4 Preferred Stock or any other class or series of capital stock which by its or their terms specifically provide(s) for equal rank with the B-2 Preferred.

The B-2 Preferred shall not entitle its holder to a fixed or stated dividend, except that if any dividend or distribution of any kind is declared and made to the holders of the AUGI common stock, the holder of the B-2 Preferred shall be entitled to receive any such dividend or distribution as if the B-2 Preferred had been converted into AUGI common stock immediately prior to the record date set with respect to such dividend or distribution.

The foregoing description of the B-2 Preferred is qualified in its entirety by reference to the Certificate of Designation of the Series B-2 Preferred Stock, a copy of which is filed as an exhibit to AUGI's Form 8-K, as filed with the Commission on July 2, 2003, and incorporated herein by reference and made an integral part hereof.

Series B-3 Preferred Stock

In connection with the acquisition of Lifetime and the Merger, AUGI declared a stock dividend on a pro-rata basis to all holders of record of its issued and outstanding AUGI common stock on June 10, 2003 of an aggregate of 232,500 shares of AUGI's newly designated shares of Series B-3 Preferred Stock, par value $0.01 per share (the "B-2 Preferred"). Each share of the B-3 Preferred is convertible into twenty (20) shares of AUGI's Common Stock, or an aggregate of 4,650,000 shares if fully converted, subject to equitable adjustment in the event of splits, dividends, consolidations or recapitalizations affecting the outstanding Common Stock. The conversion may be effectuated:

     o    at the election of the holder at any time after December 17, 2003, or

     o by AUGI on a mandatory conversion basis, upon the earlier to occur of either (i) any date subsequent to December 17, 2003, pursuant to a resolution in favor thereof by AUGI's board of directors, or (ii) immediately prior to any event that involves either a change of control of AUGI or the sale of all or substantially all of its assets.

Except as otherwise required by law, the B-3 Preferred shall be voted together, and not as a separate class, with the AUGI common stock, on an "as converted" basis pursuant to the conversion rate then in effect for the B-3 Preferred.

In the event that AUGI shall declare and issue a dividend, distribute assets upon liquidation, dissolution, winding-up or otherwise, the Series B-3 shall rank senior and prior to the AUGI common stock and any other class or series of capital stock of AUGI then outstanding, except that the B-3 Preferred shall rank junior to the Series B-1 Preferred Stock and in parity with the Series B-2 Preferred Stock and B-4 Preferred Stock or any other class or series of capital stock which by its or their terms specifically provide(s) for equal rank with the B-3 Preferred.

The B-3 Preferred shall not entitle its holder to a fixed or stated dividend, except that if any dividend or distribution of any kind is declared and made to the holders of the AUGI common stock, the holder of the B-3 Preferred shall be entitled to receive any such dividend or distribution as if the B-3 Preferred had been converted into AUGI common stock immediately prior to the record date set with respect to such dividend or distribution.

The foregoing description of the B-3 Preferred is qualified in its entirety by reference to the Certificate of Designation of the Series B-3 Preferred Stock, a copy of which is filed as an exhibit to AUGI's Form 8-K, as filed with the Commission on July 2, 2003 and incorporated herein and made an integral part hereof.

Series B-4 Preferred

An aggregate of 150,000 shares of AUGI Series B-4 redeemable convertible preferred stock is to be issued to the ESOP in consideration of the merger of Lifetime into NY Medical and the acquisition by AUGI of the remaining 45% of the capital stock of NY Medical. The B-4 Preferred is convertible into AUGI common stock at any time at the option of the holder at a price of $4.00 per share, and is subject to mandatory automatic conversion in the event the average of the closing bid prices of AUGI common stock for any 30 consecutive trading days, as traded on the OTC-Bulletin Board or on any national securities exchange, shall exceed $4.80 per share. AUGI may, subject to the holder's right of conversion, redeem the B-4 Preferred for cash at $30.00 per share any time on 30 days prior written notice of redemption.

In the event that AUGI shall declare and issue a dividend, distribute assets upon liquidation, dissolution, winding-up or otherwise, the Series B-4 shall rank senior and prior to the Common Stock and any other class or series of capital stock of AUGI then outstanding, except that the B-4 Preferred shall rank junior to the Series B-1 Preferred Stock and in parity with the B-2 Preferred the B-3 Preferred or any other class or series of capital stock which by its or their terms specifically provide(s) for equal rank with the B-4 Preferred.

To the extent that any shares of B-4 Preferred have not been previously redeemed or subject to optional or mandatory conversion by January 1, 2010, such B-4 Preferred is subject to mandatory redemption at any time at the option of the holder on 90 days prior written notice given at any time following January 1, 2010. The B-4 Preferred pays a dividend of 6.5% and votes on an "as converted basis" with the B-2 Preferred, the B-3 Preferred and the common stock on all matters on which holders of AUGI common stock are entitled to vote.

Common Stock

The holders of AUGI's common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding Shares are fully paid and non-assessable.

The Warrants

Each Unit being offered in the Offering will consist of one share of AUGI common stock and a Warrant to purchase one share of AUGI common stock.

Under the terms of the Offering, AUGI has agreed to grant to the Placement Agent Warrants entitling the holder to purchase an aggregate number of shares of AUGI common stock as shall equal 13% of the Units sold in the Offering.

Each Warrant shall entitle the holder to purchase, for a period of five years from issuance, one share of AUGI common stock at an exercise price equal to the greater of (i) $1.80, or (ii) 120% of the price per Unit of all Units sold at each closing. The Warrants may be exercised only by paying the full exercise price in cash, and no "cashless exercise" provision is included. The Warrants contain customary weighted average anti-dilution provisions and other provisions to protect the holders in the event of stock splits, recapitalizations and like events

Description of Private Placement

AUGI will sell to investors in the Offering, a minimum of $5,000,000 of Units of securities (the "Minimum Offering") and a maximum of $10,000,000 of Units of securities (the "Maximum Offering"), although there can be no assurance that either the Minimum Offering or Maximum Offering will be completed. Each Unit consists of one share of AUGI common stock, par value $0.01 per share, and a five year Warrant to purchase one additional share at an exercise price of 120% of the per share offering price of the shares included in the Units. The shares and the Warrants comprising the Units will be immediately detachable and separately transferable upon issuance.

The purchase  price for each Unit will be the greater of (i) $1.50 per Unit,  or
(ii) 50% of the closing price of AUGI common stock as reported on the OTC-Bulletin Board on the last business day immediately preceding the date of subscription and payment for the Units. For purposes of determining the applicable purchase price for each Unit, AUGI will fix the price as of the date on which payment in full for such Units and the applicable subscription documents are received by AUGI. The shares of AUGI Common Stock and Warrants comprising the Units will be separately transferable upon issuance.

Accordingly, the price per Unit which investors will pay may be different, depending upon whether or not 50% of the closing price of AUGI common stock as reported on the OTC-Bulletin Board on the last business day immediately preceding the date on which payment in full for such Units and the applicable subscription documents are received by AUGI, equals or exceeds $1.50 per share.

The Offering will be made only to "accredited investors" as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended. The minimum investment will be $50,000, though AUGI and the Placement Agent reserve the right to accept subscriptions from accredited investors for less than $50,000.

The Offering is being made on a "best efforts, 50% or none" basis. No closing shall be held unless and until subscriptions for Units consisting of at least the $5,000,000 Minimum Amount, together with full payment therefor, are received and accepted by AUGI, except for the final closing at which any number of Units may be sold. Pending the sale of the Minimum Amount, all proceeds will be promptly deposited in a special non-interest bearing escrow account. Unless the Minimum Amount is sold by September 30, 2003 (subject to extension by AUGI up to an additional 30 days), the Offering will be withdrawn and proceeds will be returned to subscribers without discount or interest. If the Minimum Amount is sold by September 30, 2003 or any extension thereof, an initial closing will be held. The remaining $5,000,000 of Units may be offered for sale on a best efforts basis until either all Units are sold or December 31, 2003, whichever occurs first.

Roan/Meyers, Associates, L.P., is acting as Placement Agent in the Offering. As compensation for its services, the Placement Agent will receive 10% of the total gross proceeds of the Offering, plus a 3% non-accountable expense allowance. The Placement Agent will also receive five year warrants (the "Placement Agents Warrants") to purchase 13% of the total number of shares of common stock in the Units sold in the Offering at an exercise price equal to the exercise price of the Warrants. In addition, AUGI will: (i) grant the Placement Agent a right of first refusal to conduct all AUGI's financings other than commercial bank lending for a period of sixty (60) months commencing as of the first closing, which right AUGI may purchase for $150,000; (ii) permit the Placement Agent to nominate a designee to AUGI's board of directors.

The above compensation to the Placement Agent does not include a total of 140,119 shares of Series B-2 Preferred, convertible into 2,802,381 shares of AUGI common stock, issued in the Lifetime Merger to Bruce Meyers, a principal owner of the Placement Agent, which he received in his capacity as a former stockholder of Lifetime.

Registration Rights

AUGI will register for resale under the Securities Act of 1933, as amended, all the shares of AUGI common stock issued to investors in the Offering and all shares of AUGI common stock issuable upon exercise of the Warrants included in the Units (collectively, the "Investors Registrable Shares"). It is contemplated that AUGI will file a registration statement on Form S-1 under the Securities Act of 1933, as amended, as soon as practicable (but in no event later than 30 days) after completion of the Offering, and will use its best efforts to cause such registration statement to be declared effective by the SEC as soon as practicable thereafter.

It is also anticipated that AUGI will include in such registration statement, together with the Investors Registrable Shares, all of the following securities:

     o    all the shares of AUGI common stock underlying: (i) the B-2 Preferred,
          (ii) the options granted to Dr. Landow, Joseph Ciavarella, the chief financial officer of NY Medical, and certain other members of NY Medical's management (the "Optionees"), and (iii) the Lifetime Note; the aggregate number of which shares AUGI estimates to represent approximately 13,075,000 shares of AUGI common stock.

     o the shares of AUGI common stock subject to the exercise of the warrants issued to the investors in the Bridge Notes, which number AUGI believes will not be more than 3,000,000 shares;

     o the 4,650,000 shares of AUGI common stock underlying the shares of B-3 Preferred dividended to its stockholders of record as of June 10, 2003;

     o the 866,667 shares underlying the Placement Agent's Warrants, assuming the completion of the Maximum Offering; and

     o the 375,000 shares of AUGI common stock underlying the B-4 Preferred to be issued to the NY Medical ESOP in consideration for the purchase of the remaining 45% equity interest in NY Medical, assuming a conversion ratio of $4.00 per such share.

Accordingly, AUGI anticipates that it may register an aggregate of approximately 21,966,667 shares of its common stock in connection with the Lifetime Merger and related transactions, excluding shares of AUGI common stock to be issued to investors in the Offering and shares of AUGI common stock issuable upon exercise of the Warrants to be sold in the Offering as part of the Units.

Under the current terms of the contractual arrangements with the former Lifetime stockholders, such persons have agreed not to publicly sell any AUGI common shares issued to them or underlying the convertible securities and options issued to them for a period of seven months following the June 17, 2003 effective date of the Lifetime Merger.

Delaware anti-takeover law and certain charter provisions

Under Section 203 of the Delaware General Corporation Law, certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

     o the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

     o the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

     o upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding

     o voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

     o the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own.


The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing a change in control of AUGI.


ITEM 5.  OTHER EVENTS

Constitution of the Board of Directors

     In connection with the Merger, all the directors of the Company other than Mr. Robert Rubin, the chairman of the board of directors of the Company and Howard Katz, submitted their resignations. The Company declined to accept the resignation of Mr. McLain. Under the terms of the Closing Agreement, Mr. Rubin has the right to nominate one member to the board of directors in addition to himself and has selected Mr. McLain as his designee. Under the terms of the Closing Agreement, Redwood has the right to nominate two members to the Company's board of directors, one of whom may be Dr. Landow. On August 8, 2003, Redwood nominated Dr. Landow and Stuart B. Fause and Redwood and Mr. Rubin jointly nominated John F. Good to serve on the AUGI board of directors.

Pending Sale of Assets

The Company and its affiliates collectively own 6,761,424 shares of stock of Western Power & Equipment Corp. ("Western"), constituting approximately 72% of such shares issued and outstanding in Western, a public company trading on the over-the-counter bulletin board under the symbol "WPEC." On May 5, 2003, Western entered into an agreement to sell all of the outstanding shares of its wholly owned subsidiary Western Power & Equipment Corp., an Oregon corporation ("Western Sub"), to CDKnet.com, Inc. (OTCBB: CDKX) in exchange for approximately 9,400,000 shares of CDK common stock. Western Sub is engaged in the business of selling, renting, and servicing light, medium, and heavy construction equipment and industrial equipment, parts, and related products manufactured by Case Corporation and several other manufacturers. The transaction replaces the prior agreement dated January 29, 2003 between the parties and is intended to be a tax-free exchange of shares. The completion of the transaction remains subject to several conditions including shareholder approval, receipt of certain third party approvals, delivery of audited financial statements of Western Sub, additional due diligence, and compliance with applicable regulatory requirements.

On July 18, 2003, Western was informed by CDKnet.com, Inc. that the agreement to sell all of the capital stock of Western's wholly-owned subsidiary to CDK, pursuant to a Stock Purchase and Exchange Agreement dated May 5, 2003 ("Agreement") between Western and CDK, was being terminated. CDK stated that its reason for terminating the Agreement was the failure by both parties to complete the transaction in a timely manner.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS

          (a)  Financial  Statements  of  Business  Acquired.


NY Medical, Inc. and affiliates combined audited financial statements for the two years ended December 31, 2002


INDEPENDENT AUDITORS' REPORT

Stockholders
New York Medical, Inc.
Jericho, New York


We have audited the accompanying combined balance sheets of New York Medical Inc. and affiliates (the "Company") as of December 31, 2002 and 2001, and the related combined statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of New York Medical, Inc. and affiliates as of December 31, 2002 and 2001, and the combined results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.



Eisner LLP

New York, New York
April 18, 2003, except for Notes O, P and Q as to which the dates are May 2, June 16 and June 17, 2003, respectively


NEW YORK MEDICAL, INC. AND AFFILIATES

Combined Balance Sheets

                                                                                                       December 31,
                                                                                                  2002              2001
                                                                                                  ----              ----

ASSETS
Current assets:
   Accounts receivable, net                                                                 $      8,935,000  $     11,863,000
   Other receivables, net                                                                            148,000
   Prepaid expenses and other current assets                                                          32,000            46,000
   Cash                                                                                                                 20,000
                                                                                            ----------------  ----------------

        Total current assets                                                                       9,115,000        11,929,000

Accounts receivable, net - noncurrent                                                             11,565,000         8,307,000
Other receivables, net - noncurrent                                                                  188,000
Property and equipment, net                                                                          242,000            67,000
Other assets                                                                                          93,000            97,000
                                                                                            ----------------  ----------------

                                                                                            $     21,203,000  $     20,400,000
                                                                                            ================  ================


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
   Note payable under credit agreement                                                      $      6,427,000  $      5,727,000
   Current portion of subordinated note payable to stockholder                                     1,500,000         1,500,000
   Current portion of obligations under capital leases                                                45,000            20,000
   Accounts payable and accrued expenses                                                           1,126,000           833,000
   Deferred taxes payable                                                                          2,167,000         4,328,000
   Income taxes payable                                                                               55,000           183,000
                                                                                            ----------------  ----------------

        Total current liabilities                                                                 11,320,000        12,591,000

Subordinated note payable to stockholder, net of current portion                                   3,453,000         5,232,000
Obligations under capital leases, net of current portion                                             146,000            17,000
Deferred taxes payable                                                                             4,626,000         3,323,000
                                                                                            ----------------  ----------------

        Total liabilities                                                                         19,545,000        21,163,000

Commitments (Notes G, J, N, O and Q)

Stockholders' equity (deficit):
   Series A convertible preferred stock, par value $.01 per share, 1,000,000 shares authorized and 450,000 shares outstanding (liquidation
      preference of $8,843,000 and $10,643,000 at 2002 and 2001, respectively)                         5,000             5,000
   Common stock of New York Medical, Inc., par value $.01 per share,
      2,000,000 shares authorized and 550,000 shares outstanding                                       5,000             5,000
   Additional paid-in capital                                                                                          217,000
   Retained earnings                                                                              10,054,000        11,336,000
   Unearned ESOP shares                                                                           (8,406,000)      (12,326,000)
                                                                                            ----------------  ----------------

        Total stockholders' equity (deficit)                                                       1,658,000          (763,000)
                                                                                            ----------------  ----------------

                                                                                            $     21,203,000  $     20,400,000
                                                                                            ================  ================


See notes to combined financial statements.


NEW YORK MEDICAL, INC. AND AFFILIATES

Combined Statement of Operations

                                                                                                  Year Ended December 31,
                                                                                                  2002              2001
                                                                                                  ----              ----

Revenue from patient services, net                                                          $     12,056,000  $     16,611,000
                                                                                            ----------------  ----------------
Operating costs and expenses:
   Cost of services                                                                                7,355,000         6,227,000
   Officer's salary                                                                                  259,000           250,000
   ESOP benefit expense                                                                              863,000         1,477,000
   Other selling, general and administrative expense                                               2,327,000         2,362,000

                                                                                            ----------------  ----------------
      Total operating costs and expenses                                                          10,804,000        10,316,000
                                                                                            ----------------  ----------------

Operating income                                                                                   1,252,000         6,295,000
Interest expense, net of interest and other income of $3,000 in 2001                                (692,000)         (780,000)
                                                                                            ----------------  ----------------

Income before provision for income taxes                                                             560,000         5,515,000
Provision for income taxes                                                                            31,000         2,262,000
                                                                                            ----------------  ----------------

Net income                                                                                  $        529,000  $      3,253,000
                                                                                            ================  ================



See notes to combined financial statements.


NEW YORK MEDICAL, INC. AND AFFILIATES

Combined Statements of Stockholders' Equity (Deficit)

                                         Series A Convertible          Common Stock                      Additional
                                           Preferred Stock        New York Medical, Inc.    Affiliates    Paid-in
                                          Shares        Par       Shares        Amount        Amount      Capital
                                         ----------   --------   ----------   ---------      --------    ------------
Balance - December 31, 2000                450,000   $  5,000      550,000    $  5,000       $     0        $565,000
Fair value of ESOP shares
   allocated, and committed
   to be released for allocation,
   to employee accounts for
   services rendered                                                                                        (506,000)
Fair value of ESOP shares used
   to pay dividends on allocated
   ESOP shares                                                                                               (74,000)
Tax benefit related to excess of
   cost over fair value of ESOP
   shares committed to be
   Released                                                                                                  232,000
Net income
                                        ----------   --------   ----------   ---------      --------    ------------
Balance - December 31, 2001                450,000      5,000      550,000       5,000             0         217,000
Fair value of ESOP shares
   allocated, and committed
   to be released for allocation,
   to employee accounts for
   services rendered
Fair value of ESOP shares used
   to pay dividends on allocated
   ESOP shares
Excess of cost over fair value of
   ESOP shares allocated and
   Committed to be released                                                                                 (217,000)
Tax benefit related to excess of
   cost over fair value of ESOP
   shares committed to be
   Released
Net income
                                        ----------   --------   ----------   ---------      --------    ------------
Balance - December 31, 2002                450,000   $  5,000      550,000    $  5,000       $     0     $        0
                                        ==========   ========   ==========    ========      ========    ============


                                           Unearned
                                             ESOP          Retained
                                            Shares         Earnings         Total
                                        --------------  --------------  --------------
Balance - December 31, 2000             $  (14,598,000) $    8,298,000  $   (5,725,000)
Fair value of ESOP shares
   allocated, and committed
   to be released for allocation,
   to employee accounts for
   services rendered                         1,983,000                       1,477,000
Fair value of ESOP shares used
   to pay dividends on allocated
   ESOP shares                                 289,000        (215,000)              0
Tax benefit related to excess of
   cost over fair value of ESOP
   shares committed to be
   Released                                                                    232,000
Net income                                                   3,253,000       3,253,000
                                        --------------  --------------  --------------
Balance - December 31, 2001                (12,326,000)     11,336,000        (763,000)
Fair value of ESOP shares
   allocated, and committed
   to be released for allocation,
   to employee accounts for
   services rendered                           863,000                         863,000
Fair value of ESOP shares used
   to pay dividends on allocated
   ESOP shares                                 484,000        (484,000)              0
Excess of cost over fair value of
   ESOP shares allocated and
   Committed to be released                  2,573,000      (2,356,000)
Tax benefit related to excess of
   cost over fair value of ESOP
   shares committed to be
   Released                                                  1,029,000       1,029,000
Net income                                                     529,000         529,000

                                        --------------  --------------  --------------
Balance - December 31, 2002             $   (8,406,000) $   10,054,000  $    1,658,000
                                        ==============  ==============  ==============


                   See notes to combined financial statements


NEW YORK MEDICAL, INC. AND AFFILIATES


Combined Statements of Cash Flows

                                                                                                      Year Ended December 31,
                                                                                                        2002           2001
                                                                                                        ----           ----

Cash flows from operating activities:
   Net income                                                                                  $       529,000  $     3,253,000
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                                                     52,000           57,000
      ESOP benefit expense                                                                             863,000        1,477,000
      Deferred income taxes                                                                            171,000        2,079,000
      Loss on leasehold abandonment                                                                     13,000                0
      Other                                                                                             15,000                0
      Changes in:
        Accounts receivable, net                                                                      (330,000)      (5,160,000)
        Other receivables, net                                                                        (336,000)               0
        Prepaid expenses and other current assets                                                       14,000           (5,000)
        Other assets                                                                                     4,000           (4,000)
        Accounts payable and accrued expenses                                                          283,000         (359,000)
        Income taxes payable                                                                          (128,000)          51,000
                                                                                               ---------------  ---------------
           Net cash provided by operating activities                                                 1,150,000        1,389,000

Cash flows used in investing activities:
   Acquisition of property and equipment                                                               (60,000)          (5,000)
                                                                                               ---------------  ---------------
Cash flows used in financing activities:
   Repayment of capital lease                                                                          (31,000)         (30,000)
   Borrowings under credit agreement, net                                                              700,000        1,738,000
   Repayment of note payable to stockholder, net                                                    (1,779,000)      (3,614,000)
                                                                                               ---------------  ---------------
           Net cash used in financing activities                                                    (1,110,000)      (1,906,000)
                                                                                               ---------------  ---------------
Net decrease in cash                                                                                   (20,000)        (522,000)
Cash - beginning of year                                                                                20,000          542,000
                                                                                               ---------------  ---------------
Cash - end of year                                                                             $             0  $        20,000
                                                                                               ===============  ===============

Supplementary cash flow information:
   Cash paid during the year for interest expense                                              $       692,000  $       724,000

Noncash investing and financing transactions:
   Equipment acquired by incurring capital lease obligations                                   $       170,000  $             0



See notes to combined financial statements

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note A - Description of Business

New York Medical, Inc. and affiliates, comprised of medical professional corporations (the "Company") are under common control. The affiliates specialize in neurology, internal medicine, orthopedics, physical medicine and rehabilitation, and pain management. Pain management includes such ancillary services as physical therapy, massage therapy and acupuncture. The affiliates operate from several full-time locations and over 50 satellite locations in New York City and the suburban New York counties of Nassau and Suffolk. Substantially all of the revenue is derived from fees for services provided to patients that are covered by third-party reimbursement arrangements.


Note B - Principles of Combination

The accompanying combined financial statements include the accounts of the following entities, the common stock of which stock is owned by the same individual, after elimination of intercompany balances and transactions:

       New York Medical, Inc. ("NYM, Inc.")
       Atlantic Medical and Diagnostic, P.C. ("Atlantic")
       Summit Medical Services, P.C. ("Summit")
       Valley Medical Practice, P.C. ("Valley Practice")
       Eastern Medical Practice, P.C. ("Eastern")

Pursuant to management agreements, NYM, Inc., in exchange for management fees, provides Atlantic, Summit, Valley Practice and Eastern with all of their administration, facilities and nonmedical personnel. The management agreements, which expire in 2012, were amended in 2002.


Note C - Significant Accounting Policies

[1]      Revenue recognition:

     The Company recognizes patient service revenue at the time services are performed. Patient service revenue is reported at the estimated realizable amounts from patients, third-party payors and others for services rendered. Provision for third-party payor settlements and adjustments are estimated in the period the related services are rendered and adjusted in future periods as new events occur, experience is acquired and additional information is obtained, including the determination of final settlements. All such amounts are recorded as adjustments of revenue. The provision and the related allowance are adjusted periodically, based upon an evaluation of historical collection experience, anticipated collection levels with specific payors for new services, industry reimbursement trends, and other relevant factors.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note C - Significant Accounting Policies  (continued)

[2]      Use of estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates. Such estimates primarily relate to collection of accounts receivable and revenues earned as of the date of the financial statements. Because of the uncertainties inherent in the collection process, it is at least reasonably possible that in the near term the amounts collected, and the period in which collections will occur, will differ materially from the estimated amounts.

[3]      Property and equipment:

     Property and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the related assets, generally three to seven years. Equipment under capital leases is amortized on a straight-line basis over the term of the lease. Leasehold improvements are amortized on a straight-line basis over the shorter of the life of the improvement or the remainder of the lease.


Note D - Accounts Receivable

Accounts receivable, which substantially represent billings to health maintenance organizations and insurance companies (third-party payors), are recorded at estimated net realizable value. The billings related to the receivables are subject to review by the third-party payors. The allowance for contractual and other adjustments is based on historical experience and judgments about future events. Accordingly, the actual adjustments made could vary significantly from the recorded allowance. Based upon updated collection experience through December 31, 2002 and a current evaluation of open billings, the Company revised its estimate of collectibility of certain prior year receivables and recorded a $3,500,000 increase to the allowance for contractual and other adjustments, which was reflected as a reduction in revenue for the year ended December 31, 2002.

There is a lengthy collection process for a significant portion of the accounts receivable. Many of the claims are initially rejected or ignored by the third-party payors. Unpaid claims are referred to attorneys who make attempts at settlement while proceeding with arbitration. In late 2002, the Company changed its intervention methodology with respect to unpaid claims from arbitration to litigation. The Company continues to utilize an internal department to pursue collection or settlement of unpaid claims prior to submission to the outside attorneys. Net receivables, for which management does not anticipate collections in the following year, are classified as noncurrent in the accompanying combined balance sheets.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note D - Accounts Receivable  (continued)

Accounts receivable consisted of the following:


                                                                                 December 31,
                                                                           2002               2001
                                                                           ----               ----

      Gross accounts receivable (1)                                  $     35,605,000   $     29,615,000
      Less allowance for contractual and other adjustments                 15,105,000          9,445,000
                                                                     ----------------   ----------------

      Accounts receivable, net                                       $     20,500,000   $     20,170,000
                                                                     ================   ================
      Current portion                                                $      8,935,000   $     11,863,000
      Noncurrent portion                                                   11,565,000          8,307,000
                                                                     ----------------   ----------------

                                                                     $     20,500,000   $     20,170,000
                                                                     ================   ================



(1)  Includes  unbilled  receivables of $838,000  (2002) and $1,545,000  (2001), representing fees for services performed in December of each year which were billed in the following year.


Note E - Property and Equipment


                                                                                 December 31,
                                                                             2002           2001
                                                                             ----           ----

      Leasehold improvements                                             $     12,000   $     25,000
      Equipment                                                                68,000         48,000
      Furniture and fixtures                                                  132,000         93,000
      Capital lease equipment                                                 385,000        215,000
      Other                                                                    37,000         26,000
                                                                         ------------   ------------
                                                                              634,000        407,000
      Less accumulated depreciation and amortization (a)                     (392,000)      (340,000)
                                                                         ------------   ------------
                                                                         $    242,000   $     67,000
                                                                         ============   ============




(a) Includes $225,000 (2002) and $190,000 (2001) applicable to capital lease equipment.

Depreciation expense, including amortization of assets under capital lease, amounted to $52,000 and $57,000 for the years ended December 31, 2002 and 2001, respectively.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note F - Capital Leases

The Company leases various equipment under capital leases expiring in various dates in 2003, 2004 and 2007. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.

Minimum future lease payments at December 31, 2002 are as follows:


           Year Ending
           December 31,                                       Amount

            2003                                          $     60,000
            2004                                                53,000
            2005                                                46,000
            2006                                                46,000
            2007                                                34,000
                                                          -------------
            Total payments                                     239,000
            Less amount representing interest                  (48,000)
                                                          -------------
                                                          $    191,000
                                                          =============


Note G - Operating Leases and Service Agreements

Minimum future rental payments under noncancellable operating leases for office space having remaining terms in excess of one year as of December 31, 2002 are as follows:

           Year Ending
           December 31,                                       Amount

            2003                                          $     497,000
            2004                                                396,000
            2005                                                333,000
            2006                                                194,000
                                                          -------------
                                                          $   1,420,000
                                                          =============

Certain of the leases contain escalation clauses relating to various lessor costs.

Rent expense amounted to $555,000 and $516,000 for the years ended December 31, 2002 and 2001, respectively.

The Company also has lease and service agreements for various office locations in the New York metropolitan area which are renewable on a yearly basis. Lease and service costs, which are included in cost of services, amounted to $894,000 and $786,000 for the years ended December 31, 2002 and 2001, respectively. Pursuant to the agreements, approximately 25% to 30% of these costs are allocated to rent, with the remainder to services.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note H - Subordinated Note Payable - Stockholder

On November 30, 2000, NYM, Inc. borrowed $15,000,000 from its stockholder (see Note J) and issued a 12% note payable in annual principal installments of $1,500,000 on November 30 of each year commencing in 2001 through 2010. The note is subordinated to the note payable under the credit agreement (see Note I). Effective January 1, 2001, September 11, 2001, and January 1, 2002, the interest rate changed to 4.75%, 2%, and 3.6%, respectively. NYM, Inc. has the right to prepay the note in whole or in part subject to certain limitations pursuant to the note payable under the credit agreement described in Note I. The Company prepaid $279,000 and $2,114,000 of the note in 2002 and 2001, respectively. As of December 31, 2002 and 2001, the balance due on the note was $4,953,000 and $6,732,000, respectively. Interest expense on the note for the years ended December 31, 2002 and 2001, amounted to $218,000 and $329,000, respectively. Effective January 1, 2003, the interest rate on the subordinated note payable was increased to 6% per annum.


Note I - Note Payable Under Credit Agreement

On December 29, 2000, the Company borrowed approximately $4,000,000 under a credit agreement (the "Facility") with a financial institution. The agreement contained an original aggregate commitment amount not to exceed the lesser of $4,000,000, or the borrowing base determined based on a percentage of eligible accounts receivable. On September 7, 2001, the maximum commitment under the Facility was increased to $8,000,000, the interest rate was reduced and the maturity date was extended. Borrowings under the agreement, as amended, bear interest at the prime rate, plus 1.25% (5.50% at December 31, 2002). Interest is payable monthly in arrears for the preceding month.

The Facility requires a mandatory repayment by the Company if the outstanding loan exceeds the defined credit limit. The Facility is collateralized by all of the Company's assets. The Facility expires in September 2003 and originally provided for automatic renewal for consecutive one-year terms unless terminated by either party at least 30 days before the expiration date.

The Facility requires the maintenance of minimum tangible net worth, as defined, and certain minimum fixed charge coverage ratios. The Facility further provides that if an event of default occurs, the lender may raise the interest rate by four percentage points above the current interest rate. As of December 31, 2002, the borrowings under the Facility exceeded the borrowing base and the Company was not in compliance with certain financial covenants and certain other loan provisions which constituted an event of default under the Facility (see Note Q, Subsequent Event.)


Note J - Employee Stock Ownership Plan

In September 2000, an employee stock ownership plan ("ESOP") with a January 1, 2000 effective date was established. The ESOP covers all eligible employees as defined in the plan. Each year, NYM, Inc. may contribute any amount up to 25% of each employee's compensation, as defined, (not to exceed the statutory limit of $40,000 in 2002 and $35,000 in 2001). The contributions may be made in cash or NYM, Inc. stock.

An ESOP Trust (the "Trust") was established as part of the plan to receive contributions of cash and stock. The cash is generally to be used to purchase NYM, Inc. stock or repay loans that had previously been incurred to purchase NYM, Inc. stock.

On November 30, 2000, NYM, Inc. borrowed $15,000,000 from a financial institution and correspondingly made a loan of $15,000,000 to the Trust. The Trust used these proceeds to purchase the 450,000 outstanding shares of Series A Convertible Preferred Stock. The selling stockholder then loaned the sales proceeds to NYM, Inc., which in turn repaid the financial institution.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note J - Employee Stock Ownership Plan  (continued)

The loan to the Trust and the related acquisition of the preferred stock, which will be allocated to employees for services to be rendered, are shown in the accompanying balance sheet as a reduction of stockholders' equity (unearned ESOP shares). The loan to the Trust, which, as amended effective January 1, 2001, is payable in annual installments of $1,000,000, plus interest at 4.75%, for 15 years commencing on November 30, 2001, is to be repaid from dividends received on preferred stock plus annual contributions by NYM, Inc. The shares purchased are pledged as collateral for the loan and as the loan is repaid, shares are released from collateral and allocated to employees' accounts based on the proportion of debt service paid during the year. As shares are committed to be released for employee services rendered during the year, compensation expense is recorded equal to the estimated fair value of such shares and unearned ESOP shares are reduced. Dividends on allocated shares used to repay the loan are recorded as a reduction of retained earnings with a corresponding reduction of unearned ESOP shares. Dividends on unallocated shares and contributions as well as principal repayments and interest on the loan are not recorded in the financial statements.

For the years ended December 31, 2002 and 2001, compensation expense of $863,000 and $1,477,000, respectively, was recognized for shares committed to be released. In addition, for the years ended December 31, 2002 and 2001, dividends of $484,000 and $215,000, respectively, paid on allocated shares through the allocation of additional unearned ESOP shares, were charged to retained earnings.

The ESOP shares as of December 31 were as follows:


                                                               2002             2001
                                                               ----             ----

      Allocated shares                                    $     169,371    $      62,432
      Shares released for allocation                             28,481           17,795
      Unreleased shares                                         252,148          369,773
                                                          -------------    -------------

      Total ESOP shares                                   $     450,000          450,000
                                                          =============    =============

      Fair value of unreleased shares                     $   2,521,000    $   9,178,000
                                                          =============    =============


Under the provisions of the ESOP, NYM, Inc. is required to repurchase at the then fair value the shares allocated to an employee's account upon distribution of such account to the employee if such stock is not then publicly traded or is subject to a trading limitation, as defined. As of December 31, 2002 the fair value of allocated shares subject to the repurchase obligation aggregated $1,694,000.


Note K - Series A Convertible Preferred Stock

The Series A Convertible Preferred Stock of NYM, Inc. ("Series A Preferred Stock") can only be held by the ESOP Trust. Each share of Series A Preferred Stock is convertible into one share of NYM, Inc. Common Stock. This one-to-one conversion ratio is changed proportionally whenever the Common Stock undergoes a split, a reverse split or is issued a stock dividend. Any shares that are distributed from the ESOP Trust are automatically converted. Holders of the Series A Preferred Stock may exercise the conversion right at any time prior to the redemption date described below.

The Series A Preferred Stock has voting rights equal to the number of common shares into which they are convertible. No series or class of stock senior to the Series A Preferred Stock can be created without the consent of the holders of a majority of the Series A Preferred Stock.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note K - Series A Convertible Preferred Stock  (continued)

The Series A Preferred Stock is entitled to a cumulative preferred dividend of $4.00 per share per year payable each year on dates to be determined by the Board of Directors. The holders of the Series A Preferred Stock are also entitled to receive such other amounts declared by the Board of Directors, at its sole discretion, as a dividend payable solely on the Series A Preferred Stock. Furthermore, the holders of the preferred stock are entitled to share equally and ratably in any dividends paid on the common stock. In each of December 2002 and 2001, the Company paid a dividend of $1,800,000 on the Series A Preferred Stock, representing cumulative dividends accrued through such date.

The Series A Preferred Stock is redeemable, in whole or in part, at the option of NYM, Inc. at the earlier of 1) November 30, 2007 or (2) the date that the loan made by NYM, Inc. to the ESOP Trust is paid in full, provided that a total of $12,600,000 in dividends on the Series A Preferred Stock shall have been paid by NYM, Inc. The redemption price paid for each share shall be the fair value of the common stock on such date.

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of NYM, Inc., prior to the payment of a total of $12,600,000 in dividends, the holders of the Series A Preferred Stock then outstanding shall be entitled to a preferential distribution of an amount equal to $12,600,000 less the aggregate amount of dividends previously paid. After the provision for this preferential distribution, the holders of the Series A Preferred Stock are entitled to payment on an equal pro rata basis, share for share, in any distribution to the holders of common stock (see Note P.)


Note L - Capital Stock

On October 26, 2000, NYM, Inc. was incorporated with an authorized capital of 10,000 shares of common stock par value of $.01 per share, and issued one share of common stock. On November 1, 2000, NYM, Inc.'s certificate of incorporation was amended to authorize the issuance of 2,000,000 shares of Class A and 1,000,000 shares of Class B Common Stock and the one share of outstanding common stock was converted into one share of Class A Common Stock. On November 29, 2000, NYM, Inc.'s certificate of incorporation was further amended to authorize the issuance of 2,000,000 shares of common stock and 1,000,000 shares of Series A Convertible Preferred Stock (to replace the Class B Common Stock), each with a par value of $.01 per share, and the outstanding share of Class A Common Stock was converted back into one share of common stock. On November 30, 2000, in consideration for the transfer to NYM, Inc. of the net assets of its predecessor pursuant to a reorganization, NYM, Inc. issued 549,999 shares of common stock and 450,000 shares of Series A Convertible Preferred Stock to the sole stockholder of its predecessor, which was also the sole stockholder of NYM, Inc.


Note M - Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes primarily relate to temporary differences between the carrying amounts of assets and liabilities in the financial statements and their tax basis. Such differences primarily result from the entities use of the cash basis for reporting taxable income as compared with the accrual basis for financial reporting purposes.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note M - Income Taxes  (continued)

Provision (benefit) for income taxes consists of the following:


                                                                    2002            2001
                                                                    ----            ----

       Current:
          Federal                                              $    (140,000)  $     140,000
          State and local                                               -             43,000
                                                               -------------   -------------
                                                                    (140,000)        183,000

       Deferred:
          Federal                                                    145,000       1,766,000
          State and local                                             26,000         313,000
                                                               -------------   -------------
                                                                     171,000       2,079,000
                                                               -------------   -------------
       Provision for income taxes                              $      31,000   $   2,262,000
                                                               =============   =============



The 2002 provision for income taxes has been reduced by approximately $195,000, representing the tax benefit attributable to the dividend on allocated ESOP shares charged to retained earnings.

The net deferred tax liability relates to the following:


                                                                              December 31,
                                                                         2002               2001
                                                                         ----               ----

       Deferred tax asset:
          Accounts payable and accrued expenses                $        449,000   $        318,000
          ESOP plan                                                     717,000            118,000
          Net operating carryforwards                                   388,000
       Deferred tax liability:
          Accounts receivable, net                                   (8,200,000)        (8,068,000)
          Other receivables                                            (134,000)
          Other assets                                                  (13,000)           (19,000)
                                                               ----------------   ----------------
       Net deferred tax liability                              $     (6,793,000)  $     (7,651,000)
                                                               ================   ================


The net deferred tax liability is classified as a current or noncurrent liability in the accompanying combined balance sheets consistent with the classification of the related assets and liabilities.

As of December 31, 2002, the Company had net operating loss carryforwards for federal and state tax purposes of approximately $908,000 and $1,317,000, respectively, which expire in 2012.

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note N - Compensation and Noncompete Agreement

In connection with the establishment of the ESOP (see Note J), NYM, Inc. the ESOP Trust and the stockholder who is also an employee of NYM, Inc. entered into a compensation and noncompete agreement, which provides for the stockholder to receive aggregate annual compensation of no more than $250,000 (increased by 3.5% each year after 2001). In addition, each year the stockholder may receive a bonus, if with respect to such year, NYM, Inc. has paid, or made provision for paying, contributions and dividends to the Trust sufficient to enable the Trust to meet its debt service obligations on the loan payable to NYM, Inc. (see Note J) and meets certain financial tests. The agreement also prevents the stockholder from engaging, under certain circumstances, in a competing business. The term of the compensation and noncompete agreement is from 2001 through 2007 (or until the payment in full of all principal and interest on the ESOP loan).


NOTE O - LITIGATION

In the fourth quarter of 2002, a third-party payor began raising certain legal defenses to payments for certain no-fault claims and effectively stopped making payments against claims processed by the Affiliates. NYM, Inc. and the Affiliates initiated lawsuits challenging the refusal to pay claims. On May 2, 2003, the parties entered into a settlement agreement under which the third-party payor made a payment to settle a certain group of claims and agreed to process future claims in the normal course of business.


Note P - Sale of Stock

In the fourth quarter of 2002, Dr. Landow, NYM, Inc.'s sole common shareholder, transferred such shares into Redwood Investments L.P. ("Redwood"), a limited partnership in which Dr. Landow is the general partner, and signed a letter of intent with Lifetime Healthcare Services, Inc. ("Lifetime") to sell all of the outstanding common stock of NYM, Inc. On March 21, 2003, Redwood entered into a stock purchase agreement with Lifetime under which the outstanding common stock of NYM, Inc. would be sold for a convertible note. Lifetime anticipates acquiring the outstanding preferred shares of NYM, Inc. Under the terms of the arrangement, Dr. Landow would remain as Chief Executive Officer.

On June 16, 2003, Lifetime acquired NYM, Inc.'s common stock. Simultaneously, Lifetime entered into a merger with a wholly owned subsidiary of American United Global, Inc. ("AUGI"). Redwood has the right, under certain conditions, to cause a sale of NYM Inc. such that a portion of such proceeds could be used to satisfy Lifetime and AUGI's payment obligations to Redwood.


NOTE Q - Subsequent Events

During late 2002 and early 2003, the Company's cash flow was negatively impacted by an adverse arbitration decision which resulted in a significant third-party payor raising certain defenses so as to not make payments on the Affiliates' reimbursement claims (See Note O). As a result, the Company's borrowings under the Facility, as defined, exceeded the borrowing base. In February 2003, the Company borrowed an aggregate $150,000 from unaffiliated third parties and issued two 6% subordinated notes originally scheduled to mature May 1, 2003. In addition, the Company entered into discussions to restructure the Facility and completed an amendment to the Facility dated March 31, 2003 pursuant to which the lender required a $500,000 payment to reduce the amount outstanding below the eligible borrowing base, the borrowing base is to be reduced over a period of time to June 1, 2003 and the method of calculating the borrowing base is to be changed as of July 1, 2003. The lender also agreed to waive all existing defaults, subject to certain conditions, including the receipt by the Company of all of the loan proceeds from Lifetime described below no later than May 21, 2003 and payment to the lender by

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Combined Financial Statements
December 31, 2002 and 2001

Note Q - Subsequent Events  (continued)

such date of the $500,000 referred to above plus any additional amount required to eliminate remaining overadvances. The Company paid a restructuring fee of $35,000 with respect to the amendment. On June 17, 2003, the lender revised the conditional waiver to require that $750,000 of the loan proceeds be received on or before June 17, 2003.

Lifetime committed to loan the Company $1,500,000 in the form of a 6% subordinated loan scheduled to mature on January 3, 2004, of which $750,000 was borrowed by the Company on April 4, 2003. The Company utilized $500,000 to pay down the Facility, and the balance is to be used for operating purposes. The remaining $750,000 was received on June 17, 2003. A portion of the proceeds were utilized to repay the 6% subordinated notes in the aggregate principal amount of $150,000, which had matured May 1, 2003, as described above. The Company is in discussions with third-party lenders to obtain new sources of financing to replace the Facility which is schedule to mature in September 2003. The Company anticipates that such refinancing efforts will be successfully completed or other financing sources will be obtained.

NY Medical, Inc. and affiliates unaudited combined financial statements for the comparative six months ended June 30, 2002 and June 30, 2003

NEW YORK MEDICAL, INC. AND AFFILIATES

Combined Balance Sheet


                                                                                                 June 30,
                                                                                                  2003
                                                                                               (Unaudited)
                                                                                               -----------
ASSETS
Current assets:
   Cash                                                                                                -
   Accounts receivable, net                                                                  $   9,500,000
   Other receivables, net                                                                          300,000
   Prepaid expenses and other current assets                                                       158,000
                                                                                                ----------

        Total current assets                                                                     9,958,000

Accounts receivable, net - noncurrent                                                           12,455,000
Other receivables, net - noncurrent                                                                510,000
Property and equipment, net                                                                        255,000
Deferred tax benefit                                                                             1,091,000
Security deposits and other assets                                                                  93,000
                                                                                                ----------
                                                                                            $   24,362,000
                                                                                                ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Note payable under credit agreement                                                      $    5,452,000
   Notes payable - short-term                                                                    1,500,000
   Current portion of subordinated note payable to related party                                 1,500,000
   Current portion of obligations under capital leases                                              49,000
   Accounts payable and accrued expenses                                                           809,000
   Income taxes payable                                                                          2,676,000
                                                                                                ----------

        Total current liabilities                                                               11,988,000

Subordinated note payable to related party, net of current portion                               3,220,000
Obligations under capital leases, net of current portion                                           154,000
Income taxes payable, noncurrent                                                                 5,913,000
                                                                                                ----------
        Total liabilities                                                                       21,275,000
                                                                                                ----------
Commitments

Stockholders' equity:
   Series A convertible preferred stock, par value $.01 per share, 1,000,000 shares authorized and 450,000 shares outstanding (liquidation
      preference of $8,843,000)                                                                      5,000
   Common stock of New York Medical, Inc., par value $.01 per share,
      2,000,000 shares authorized and 550,000 shares outstanding                                     5,000
   Common stock of affiliates                                                                         -
   Additional paid-in capital                                                                         -
   Retained earnings                                                                            11,033,000
   Unearned ESOP shares                                                                         (7,956,000)
                                                                                                ----------
        Total stockholders' equity                                                               3,087,000
                                                                                                ----------
                                                                                              $ 24,362,000
                                                                                                ==========


See notes to combined financial statements

NEW YORK MEDICAL, INC. AND AFFILIATES

Combined Statements of Operations
Six months ended June 30, 2003 and 2002

                                                                                                June 30,           June 30,
                                                                                                  2003               2002
                                                                                               (Unaudited)        (Unaudited)
                                                                                               -----------        -----------

Revenue from patient services, net                                                         $    7,591,000       $  8,548,000
Operating costs and expenses:
   Cost of services                                                                             3,783,000          3,322,000
   ESOP benefit expense                                                                           450,000            489,000
   Other selling, general and administrative expense                                            1,253,000          1,538,000
                                                                                               -----------        -----------
   Total operating expenses                                                                     5,486,000          5,349,000
                                                                                               -----------        -----------

Operating income                                                                                2,105,000          3,199,000
Interest expense                                                                                 (474,000)          (306,000)
                                                                                               -----------        -----------

Income before income taxes                                                                      1,631,000           2,893,000
Provision for income taxes                                                                        652,000           1,207,000
                                                                                               -----------        -----------

Net income                                                                                 $      979,000       $   1,686,000
                                                                                               ===========        ===========



See notes to combined financial statements


NEW YORK MEDICAL, INC. AND AFFILIATES

Combined Statements of Cash Flows
Six Months Ended June 30, 2003 and 2002


                                                                                                 June 30,          June 30,
                                                                                                   2003              2002
                                                                                               (Unaudited)        (Unaudited)
                                                                                               -----------        -----------
Cash flows from operating activities:
   Net income                                                                                   $  979,000    $     1,686,000
   Adjustments to reconcile net income to net cash used in
      operating activities:
        Depreciation and amortization                                                               47,000             18,000
        ESOP benefit expense                                                                       450,000            489,000
        Changes in:
           Accounts receivable                                                                  (1,455,000)        (2,956,000)
           Other receivables                                                                      (474,000)              -
           Prepaid expenses and other assets                                                      (153,000)           (13,000)
           Accounts payable and accrued expenses                                                  (317,000)          (131,000)
           Deferred income taxes payable                                                        (6,793,000)         1,214,000
           Deferred tax benefit                                                                 (1,091,000)
           Income taxes payable                                                                  8,536,000             (7,000)
                                                                                               -----------        -----------
              Net cash (used in) provided by operating activities                                 (271,000)           300,000
                                                                                               -----------        -----------
Cash flows from investing activities:
   Acquisition of property and equipment                                                             -                (31,000)
                                                                                               -----------        -----------
Cash flows from financing activities:
   (Decrease) increase in note payable under credit agreement, net                                (975,000)           336,000
    Increase in notes payable-short term                                                         1,500,000               -
    Repayment of capital lease obligation                                                          (21,000)              -
    Decrease in note payable to stockholder, net                                                  (233,000)          (575,000)
    Proceeds of short term borrowings                                                              150,000               -
    Repayment of short term borrowings                                                            (150,000)              -
                                                                                               -----------        -----------
              Net cash provided by (used in) financing activities                                  271,000           (239,000)
                                                                                               -----------        -----------
Net increase in cash                                                                                  -                30,000
Cash - Beginning of period                                                                            -                20,000
                                                                                               -----------        -----------

Cash - End of period                                                                       $          -      $         50,000
                                                                                               ===========        ===========

Supplementary cash flow information:

Cash paid for interest expense                                                             $       456,000  $         307,000
                                                                                               ===========        ===========
Non-cash investing and financing transactions:
Equipment acquired by incurring capital lease obligation                                   $        31,000  $            -
                                                                                               ===========        ===========




See notes to combined financial statements

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Consolidated
Financial Statements
June 30, 2003 (Unaudited)

Note A - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003.

For further information, refer to the combined financial statements and footnotes thereto as of December 31, 2002 and 2001 and for the years then ended included elsewhere herein.


Note B - Accounts Receivable

Accounts receivable, which substantially represent billings to health maintenance organizations and insurance companies (third-party payors), are recorded at estimated net realizable value. The billings related to the receivables are subject to review by the third-party payors. The allowance for contractual and other adjustments is based on historical experience and judgments about future events. Accordingly, the actual adjustments made could vary significantly from the recorded allowance. Based upon updated collection experience through December 31,2002and the current amount of open billings, the Company revised its estimate of collectibility of certain prior year receivables and recorded a $3,500,000 increase to the allowance for contractual and other adjustments which was reflected as a reduction in revenue in December 2002.

There is a lengthy collection process for a significant portion of the accounts receivable. Many of the claims are initially rejected or ignored by the third-party payors. Unpaid claims are referred to attorneys who make attempts at settlement while proceeding with arbitration. In late 2002, the Company changed its intervention methodology with respect to unpaid claims from arbitration to litigation. The Company continues to utilize an internal department to pursue collection or settlement of unpaid claims prior to submission to the outside attorneys. Net receivables for which management does not anticipate collections in the following year, are classified as noncurrent in the accompanying combined balance sheet.



Note C - Subordinated Note Payable - Related Party

On November 30, 2000, NYM, Inc. borrowed $15,000,000 from its stockholder and chief executive officer and issued a 12% note payable in annual principal installments of $1,500,000 on November 30 of each year commencing in 2001 through 2010. The note is subordinated to the note payable under the credit agreement (see Note D). Effective January 1, 2001, September 11, 2001, and January 1, 2002, the interest rate changed to 4.75%, 2%, and 3.6%, respectively. NYM, Inc. has the right to prepay the note in whole or in part subject to certain limitations pursuant to the note payable under the credit agreement described in Note D. The stockholder transferred the beneficial ownership of the note to his wife in January 2003 (See Footnote E for a description of the sale of the stock). As of June 30, 2003 the balance due on the note was approximately $4,720,000. Interest expense on the note for the six months ended June 30, 2003 and 2002, amounted to $130,000 and $117,000, respectively. Effective January 1, 2003, the interest rate on the subordinated note payable was increased to 6% per annum.


Note D - Note Payable Under Credit Agreement

On December 29, 2000, the Company borrowed approximately $4,000,000 under a credit agreement (the "Facility") with a financial institution ("Lender"). The agreement contained an original aggregate commitment

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Consolidated
Financial Statements
June 30, 2003 (Unaudited)


amount not to exceed the lesser of $4,000,000, or the borrowing base determined based on a percentage of eligible accounts receivable. On September 7, 2001, the maximum commitment under the Facility was increased to $8,000,000, the interest rate was reduced and the maturity date was extended. Borrowings under the agreement, as amended, bear interest at the prime rate, plus 1.25%. Interest is payable monthly in arrears for the preceding month.

The Facility requires a mandatory repayment by the Company if the outstanding loan exceeds the defined credit limit. The Facility is collateralized by all of the Company's assets. The Facility expires in September 2003, and originally provided for automatic renewal for consecutive one-year terms unless terminated by either party at least 30 days before the expiration date.

The Facility requires the maintenance of minimum tangible net worth, as defined, and certain minimum fixed charge coverage ratios. The Facility further provides that if an event of default occurs, the lender may raise the interest rate by four percentage points above the current interest rate. As of December 31, 2002, the borrowings under the Facility exceeded the borrowing base and the Company was not in compliance with certain financial covenants and certain other loan provisions which constituted an event of default under the Facility.

During late 2002 and early 2003, the Company's cash flow was negatively impacted by an adverse arbitration decision which resulted in a significant third-party payor raising certain defenses so as to not make payments on the Affiliates' reimbursement claims. As a result, the Company's borrowings under the Facility, as defined, exceeded the borrowing base. In February 2003, the Company borrowed an aggregate $150,000 from unaffiliated third parties and issued two 6% subordinated notes originally scheduled to mature May 1, 2003. In addition, the Company entered into discussions to restructure the Facility and completed an amendment to the Facility dated March 31, 2003 pursuant to which the lender required a $500,000 payment to reduce the amount outstanding below the eligible borrowing base, the borrowing base is to be reduced over a period of time to June 1, 2003 and the method of calculating the borrowing base is to be changed as of July 1, 2003. The lender also agreed to waive all existing defaults, subject to certain conditions, including the receipt by the Company of all of the loan proceeds from Lifetime described below no later that May 21, 2003 and payment to the lender by such date of the $500,000 referred to above plus any additional amount required to eliminate remaining overadvances. The Company paid a restructuring fee of $35,000 with respect to the amendment. On June 17, 2003, the lender revised the conditional waiver to require that $750,000 of the loan proceeds be received on or before June 17, 2003.

Lifetime committed to loan the Company $1,500,000 in the form of a 6% subordinated loan scheduled to mature on January 3, 2004, of which $750,000 was borrowed by the Company on April 4, 2003. The Company utilized $500,000 to pay down the Facility and the balance is to be used for operating purposes. The remaining $750,000 was received on June 17, 2003. A portion of the proceeds were utilized to repay the 6% subordinated notes in the aggregate principal amount of $150,000, which had matured May 1, 2003, as described above. The Company is in discussions with third-party lenders to obtain new sources of financing to replace the Facility which is scheduled to mature on September 24, 2003. In August 2003, the Lender announced that it is in default to its lenders under financing arrangements and filed for protection under Chapter 11 of the U.S. Bankruptcy Code. While the Lender has continued to fund the Company's borrowing requests, any inability by them to fund the Company's working capital requirements would have a material and adverse effect on the Company's operations. The Company is continuing its efforts to secure refinancing. However, because of timing constraints and the Lender's problems, the Company may be required to secure financing, if available, that is more expensive than the current Facility.


NOTE E - SALE OF STOCK

In the fourth quarter of 2002, Dr. Landow, NYM, Inc.'s sole common shareholder, transferred such shares into Redwood Investment Associates L.P. ("Redwood"), a limited partnership in which Dr. Landow is the general partner, and signed a letter of intent to sell all of the outstanding common stock of NYM, Inc. On March 21, 2003,

NEW YORK MEDICAL, INC. AND AFFILIATES

Notes to Consolidated
Financial Statements
June 30, 2003 (Unaudited)


Redwood entered into a stock purchase agreement with Lifetime Healthcare Services, Inc. ("Lifetime") under which the outstanding common stock of NYM, Inc. would be sold for a convertible note.

Under the terms of the arrangement, Dr. Landow will remain as Chief Executive Officer subject to an employment contract. On June 16, 2003, Lifetime acquired NYM, Inc.'s common stock. Simultaneously, Lifetime entered into a merger with a wholly owned subsidiary of American United Global, Inc. ("AUGI"). Redwood has the right, under certain conditions, to cause a sale of NYM, Inc. such that a portion of such proceeds could be used to satisfy Lifetime and AUGI's payment obligations to Redwood and to the wife of the Chief Executive Officer under the subordinated role payable to related party.

As the result of the sale of the Company, the Company will be required to convert from the cash to the accrual basis for income tax reporting as of January 1, 2003. As of result of such conversion, the Company will be required to pay approximately $7,900,000 in income taxes over a four-year period beginning in 2003 related to the excess of accounts receivable over accounts payable and accrued expenses as of December 31, 2002. Accordingly, related deferral taxes payable have been converted into current taxes payable of which approximately $5,900,000 representing the portion payable over the remaining three-year deferral period, is classified as non-current in the accompanying balance sheet as of June 30, 2003.

     (b)  Pro Forma Financial Information.

                        PRO FORMA CONDENSED CONSOLIDATED
                        FINANCIAL STATEMENTS (UNAUDITED)

            AMERICAN UNITED GLOBAL, INC. AND NEW YORK MEDICAL, INC.


The following pro forma condensed consolidated balance sheet as of June 30, 2003 and the pro forma condensed consolidated statements of operations for the year ended December 31, 2002 and the six months ended June 30, 2003 give effect to the acquisition of 100% of the outstanding shares of New York Medical, Inc. ("NYMI") by American United Global, Inc. ("AUGI"). The pro forma information is based on the historical financial statements of Lifetime Health Care Services, Inc. ("Lifetime") and NYMI and affiliates giving effect to the acquisition under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma condensed consolidated financial statements. Lifetime was incorporated on January 18, 2003 and on June 17, 2003 acquired 55% of the stock of NYMI in exchange for a $5,500,000 note and then merged with a subsidiary of AUGI in a transaction accounted for as a reverse acquisition. Effective August 31, 2003 AUGI entered into an agreement with the trustee of NYMI's employee stock ownership plan ("ESOP") to acquire the remaining 45% of the stock of NYMI in exchange for AUGI preferred stock with a stated value of $4,500,000, subject to certain conditions.

The pro forma condensed consolidated balance sheet assumes that at June 30, 2003, the remaining 45% of the capital stock of NYMI had been acquired from the ESOP and that AUGI had acquired control of the board of directors of NYMI. Neither event will occur until certain payments are made by AUGI on the note issued to acquire the 55% interest in NYMI and a subordinated note payable by NYMI to the wife of its Chief Executive Officer and former controlling shareholder. Until such payments are made, the financial statements of NYMI will not be consolidated with AUGI's financial statements and the investment in NYMI will continue to be carried at cost. The fair values assigned in the pro forma condensed consolidated balance sheet to NYMI's management agreement and other assets and liabilities in connection with the acquisition are preliminary and are subject to revision. The pro forma condensed consolidated statements of operations assume that at the beginning of the respective periods, 100% of NYMI had been acquired and that control of NYMI's board of directors had been obtained by AUGI.

The pro forma condensed consolidated financial statements do not include the results of the affiliated physician practice entities as the terms of the management agreement in effect at the date of acquisition do not provide for control of such entities by NYMI.

The pro forma condensed consolidated financial statements have been prepared by AUGI's management based on the financial statements of NYMI included elsewhere herein. These pro forma condensed consolidated financial statements may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the financial statements and notes of AUGI included in its Form 10-Q/A for the period ended June 30, 2003 and NYMI included elsewhere herein.

                                                   AMERICAN UNITED GLOBAL INC.
                                   PRO-FORMA CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
                                                          JUNE 30, 2003
                                                         (In thousands)

                                                             AMERICAN
                                                              UNITED         NEW YORK
                                                           GLOBAL, INC.   MEDICAL, INC.
                                                               AND             AND            ADJUSTMENTS              PRO FORMA
                                                          SUBSIDIARY (a)   AFFILIATE (a)   INCREASE/(DECREASE)        CONSOLIDATED
                                                          --------------- --------------- --------------------       ---------------
ASSETS
Current assets:
Cash and cash equivalents                                        $ 1,029                                                   $  1,029
Accounts receivable,net                                                          $ 9,500                                      9,500
Other receivables,net                                                 17             400         $       (16)   (3)             401
Prepaid expenses and other                                            75             158                (132)   (2)             101
Investment in marketable securities, at market                         9                                                          9
Notes receivable New York Medical                                  1,500                               (1500)   (3)               -
Notes receivable                                                      25                                                         25
Investment in Informedix Holdings, Inc.                              100                                                        100

                                                          --------------- --------------- --------------------       ---------------
                Total current assets                               2,755          10,058              (1,648)                11,165

Accounts receivable, net-noncurrent                                               12,455                                     12,455
Other receivables, net-noncurrent                                                    410                                        410
Property and equipment,net                                                           255                                        255
Other assets                                                                          93                                         93
Investment in New York Medical, Inc. at cost                       5,500                                4,500   (1)               -
Intangible asset - management agreement                                                               (10,000)  (4)
                                                                                                        5,607   (4)           5,607
Deferred tax benefit                                                               1,091                1,585   (4)
                                                                                                       (2,243)  (7)             433
                                                          --------------- --------------- --------------------       ---------------
                Total assets                                     $ 8,255        $ 24,362             $(2,199)              $ 30,418
                                                          =============== =============== ====================       ===============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
Notes payable under credit agreement                                               5,452                                      5,452
Current portion of subordinated note payable to wife of
 officer and former controlling stockholder                                        1,500               3,220    (5)           4,720
Bridge notes, net of unamortized discount of $1,417                   83                                                         83
Note payable-Lifetime                                                              1,500              (1,500)   (3)               -
Notes payable-acquisition - current portion                        2,000                                                      2,000
Note payable- treasury stock purchase                                 47                                                         47
Short term borrowings in default,
including accrued interest of $960                                 2,460                                                      2,460
Current portion of obligations under capital leases                                   49                                         49
Accounts payable and accrued expenses                                877             809                 (16)   (3)           1,645
Distribution payable to Series                                                                           (25)   (2)
B-3 Preferred shareholders                                           100                                                        100
Income taxes payable                                                               2,678                                      2,678
                                                          --------------- --------------- --------------------       ---------------
                Total current liabilities                          5,567          11,988               1,679                 19,234
                                                          --------------- --------------- --------------------       ---------------
Subordinated note payable to wife of officer and former
 controlling stockholder, net of current portion                                   3,220               (3,220)  (5)            -
Notes payable-acquisition - non-current portion                    3,500                                                      3,500
Obligation under capital leases, net of current portion                              154                                        154
Deferred taxes payable                                                                                 (2,243)  (7)
                                                                                                        2,243   (4)            -
Income taxes payable, non current                                                  5,913                                      5,913
                                                          --------------- --------------- --------------------       ---------------
                Total liabilities                                  9,067          21,275               (1,541)               28,801
                                                          --------------- --------------- --------------------       ---------------
Commitments and contingencies
                                                                                                      (2,071)   (4)
Stockholders' equity(deficiency)                                   (812)           3,087                (107)   (2)           1,617
                                                                                                      (2,980)   (6)
                                                                                                       4,500    (6)
                                                          --------------- --------------- --------------------       ---------------
                Total stockholders' equity(deficiency)             (812)           3,087                (658)                 1,617
                                                          --------------- --------------- --------------------       ---------------
                Total liabilities and stockholders'
                equity(deficiency)                                 8,255          24,362              (2,199)                30,418
                                                          =============== =============== ====================       ===============


(a) Reflects historical balances sheets of the respective companies.

See notes to unaudited pro forma condensed consolidated balance sheet.

                          AMERICAN UNITED GLOBAL, INC.
                          NOTES TO UNAUDITED PRO FORMA
                      CONDENSED CONSOLIDATED BALANCE SHEET



(1) To record acquisition of remaining 45% of NYMI capital stock in exchange for $4,500,000 of AUGI Series B-4 preferred stock.

(2)  Eliminate NYMI affiliate's assets, liabilities and equity.

(3)  Eliminate intercompany loan and related accrued interest.

(4) Preliminary allocation of $10,000,000 purchase price for all outstanding stock of NYMI:


        Stockholders equity of NYMI and affiliate as reported           $ 3,087
        Less stockholder's equity of affiliate eliminated                   107
                                                                        -------
                                                                          2,980

        Adjustments:
          Intangible - management agreement (a)                           5,607
          Deferred tax liability (b)                                     (2,243)
          Unearned ESOP compensation (c)                                  2,071
          Deferred tax asset(d)                                           1,585
                                                                        -------
        Total purchase price                                            $10,000
                                                                        =======

          (a)  Subject to adjustment based on results of independent appraisal.

          (b) Relates to excess of statement basis over tax basis of management agreement

          (c) Represents 207,148 unreleased shares out of a total of 450,000 shares held in ESOP valued at $10 per share.

          (d) Relates to excess of tax basis in note receivable from ESOP over amount recorded for unearned ESOP compensation.

(5) To reclassify non-current portion of note based on AUGI agreement to pay the note in full by March 22, 2004


(6) To record the issuance of 150,000 shares of AUGI Series B-4 convertible redeemable preferred stock, with a stated value of $4,500,000 ($30 per share), a 6.5% annual cumulative dividend payable in cash or in additional shares of common stock, convertible at an effective price of $4 per share in to an aggregate of 1,125,000 common shares and redeemable at $30 per share at the Company's option and on or after January 1, 2010 at the holder's option.


(7) Reclassify non-current deferred tax liability against non-current deferred tax asset.



                                                  AMERICAN UNITED GLOBAL, INC.
                              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                                             FOR THE SIX MONTHS ENDED JUNE 30, 2003
                                            (In thousands, except per share amounts)

                                                          AMERICAN
                                                           UNITED         NEW YORK
                                                        GLOBAL, INC.   MEDICAL, INC.
                                                            AND             AND            ADJUSTMENTS              PRO FORMA
                                                       SUBSIDIARY (a)   AFFILIATE (a)   INCREASE/(DECREASE)        CONSOLIDATED
                                                       --------------- --------------- --------------------      ---------------



Revenue from patient services, net                                          $  7,591           $ (7,591) (1)          $   -
Revenue from management services                                                                  5,791  (2)             5,791

Operating costs and expenses
Cost of services                                                               3,783             (1,408) (3)             2,375
ESOP benefit expense                                                             450                                       450
Other selling,general and administrative expenses           $  238             1,253               (328) (3)             1,163
Amortization of intangible                                                                          281  (4)               281

                                                   -----------------  --------------------  ------------         --------------

Total operating costs and expenses                             238             5,486             (1,455)                 4,269

Operating (loss) income                                       (238)            2,105               (345)                 1,522

Interest expense, net                                          104               474                165  (5)               743

                                                   -----------------  --------------------  ------------         --------------

(Loss) income before transaction expense of
 reverse acquisition and taxes                               (342)            1,631               (510)                    779

Transaction expense of reverse acquisition                   5,358                               (5,358) (6)              -
                                                   -----------------  --------------------  ------------         --------------
(Loss) income before provision for income taxes             (5,700)            1,631              4,848                    779

Provision for income taxes                                    -                  652               (204) (7)
                                                                                                   (137) (8)               311
                                                   -----------------  --------------------  ------------         --------------
Net (loss) income                                          $(5,700)           $  979            $ 5,189               $    468

Cumulative dividend on allocated Series B-4
 preferred stock                                              -                  -                 -                        79
                                                   -----------------  --------------------  ------------         --------------
Net (loss)income applicable to common stock                $(5,700)           $  979            $ 5,189               $    389
                                                   =================  ====================  ============         ==============


Net (loss) income per share (9)

        Basic                                              $(0.44)                                                    $  0.02
                                                   =================                                             ==============
        Diluted                                             (0.44)                                                    $  0.02
                                                   =================                                             ==============

Weighted average shares outstanding

        Basic                                               9,869                                                      15,998
                                                   =================                                             ==============
        Diluted                                             9,869                                                      16,699
                                                   =================                                             ==============


(a) Reflects historical statements of operations of the respective companies.

See  notes  to  unaudited  pro  forma  condensed   consolidated   statements  of
operations.

                                                  AMERICAN UNITED GLOBAL, INC.
                              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
                                            FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2002
                                            (In thousands, except per share amounts)


                                                              NEW YORK
                                                           MEDICAL, INC.
                                                                AND            ADJUSTMENTS            PRO FORMA
                                                            AFFILIATE (a)   INCREASE/(DECREASE)      CONSOLIDATED
                                                         ----------------- --------------------    ---------------

Revenue from patient services, net                              $ 12,056        $(12,056) (1)           $  -
Revenue from management service                                                    7,649  (2)             7,649

Operating costs and expenses
Cost of services                                                   7,614          (3,242) (3)             4,372
ESOP benefit expense                                                 863                                    863
Other selling,general and administrative expenses                  2,327          (1,099) (3)             1,228
Amortization of intangible                                                           561  (4)               561

                                                        ------------------  -------------------  ---------------

Total operating costs and expenses                                10,804          (3,780)                 7,024

Operating income                                                   1,252            (627)                   625

Interest expense                                                     692             330  (5)             1,022

                                                        ------------------  -------------------  ---------------

Income (loss) before provision for income taxes                      560            (957)                  (397)

Provision (benefit)for income taxes                                   31            (383) (7)              (352)

                                                        ------------------  -------------------  ---------------

Net income (loss)                                                $   529         $  (574)               $   (45)

Cumulative dividend on allocated Series B-4
 preferred stock                                                      -              -                     (158)
                                                        ------------------  -------------------  ---------------
Net (loss) income applicable to common stock                     $   529         $  (317)               $  (203)
                                                        ==================  ===================  ===============


Net loss per share (9)

        Basic                                                                                          $ (0.01)
                                                                                                  ==============
        Diluted                                                                                        $ (0.01)
                                                                                                  ==============

Weighted average shares outstanding

        Basic                                                                                           15,998
                                                                                                  ==============
        Diluted                                                                                         15,998
                                                                                                  ==============






(a) Reflects historical statements of operations.


See notes to consolidated pro forma condensed consolidated statements of operations.

                          AMERICAN UNITED GLOBAL, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS


(1)  Eliminate patient service revenues of affiliates.

(2) Record revenue from management service fees earned from affiliates under provisions of current management services agreement entered into on February 1, 2003.

(3)  Eliminate operating expenses of affiliates.

(4) Amortization of purchase price of NYMI preliminarily allocated to management services agreement over the ten year term of the agreement. Amortization expense may be adjusted depending on the final value ascribed to the agreement based on independent appraisal.

(5) Interest expense on the 6% note for $5,500,000 issued in connection with the acquisition of 55% of the capital stock of NYMI.

(6)  Elimination of transaction expenses related to merger of Lifetime and AUGI.

(7)  Adjustment of income tax provision associated with pro forma adjustments.

(8)  Tax benefit on AUGI loss before transaction expense of reverse acquisition.

(9) Pro forma basic net income (loss) per share is calculated by dividing net income (loss) applicable to common stock by the number of common shares outstanding at June 30, 2003 (1,997,624) and common shares issuable on conversion of Series B-2 (9,350,000) and B-3 (4,650,000) preferred stock. Common shares issuable on conversion of Series B-2 and B-3 preferred stock are included in the basic calculation due to the preferred shareholders ability to share in distributions of earnings available to common shareholders without conversion.

     Pro forma diluted net income (loss) per share for the six months ended June 30, 2003 is calculated by dividing net income (loss) applicable to common stock by the shares used in the basic computation plus potential issuances of common stock arising from conversion of Series B-1 preferred stock and exercise of outstanding dilutive options and warrants at June 30, 2003, utilizing the treasury stock method. The pro forma computation does not include 2,982,130 shares issuable upon conversion of the acquisition note, the bridge notes and Series B-4 preferred stock allocated to ESOP participants as their effect is anti-dilutive. In addition, 517,870 common shares obtainable on conversion of unreleased B-4 preferred stock is not included in the computation.

     Pro forma diluted net loss per share for the year ended December 31, 2002 is based on the shares used in the basic calculation and does not give effect to the 7,480,000 shares issuable on conversion of notes and preferred stock or the exercise of outstanding options and warrants as their effect is anti-dilutive.

     The above calculations give no effect to the 500,000 common shares issuable on exercise of contingent warrants to be issued if the bridge note is not paid by certain future specified dates.

     (c) Exhibits: The following documents have been previously filed as exhibits to our report on Form 8-K filed with the Securities and Exchange Commission on July 2, 2003:

     2.1 Amended and Restated Agreement and Plan of Merger dated as of June 17 2003 among American United Global, Inc., Lifetime Healthcare Services, Inc. and Lifetime Acquisition.

     2.2 Stock Purchase Agreement dated March 21, 2003 among Lifetime Healthcare Services, Inc., Redwood Investments Associates, L.P and New York Medical, Inc., and the amendment thereto dated as of June 16, 2003.

     4.1  Certificate of Designation of the Series B-2 Preferred Stock.

     4.2  Certificate of Designation of the Series B-3 Preferred Stock.

     10.1 Closing Agreement, dated as of June 17, 2003, among American United Global, Inc., Lifetime Healthcare Services, Inc., Redwood Investments Associates, L.P., certain stockholders of Lifetime Healthcare Services, Dr. Jonathan Landow, M.D., Tracy Landow, the Rubin Family Irrevocable Stock Trust, and Robert M. Rubin.

     10.2 Finders Agreement by and between American United Global, Inc. and Hughes Holdings, LLC, dated as of June 16, 2003.

     10.3 Consulting Agreement by and between American United Global, Inc. and Doctor's Choice, Inc., dated as of June 16, 2003.

     10.4 Employment Agreement dated as of June 16, 2003, by and between American United Global, Inc. and Dr. Jonathan Landow.

     10.5 Convertible Subordinated Promissory Note of Lifetime issued to Redwood Investment Associates, L.P., dated as of June 16, 2003.

     10.6 Amended and Restated Senior Subordinated Term Loan Promissory Note of NY Medical issued to Tracy Landow, dated as of June 16, 2003.

     10.7 Registration Rights Agreement dated as of June 16, 2003, by and among American United Global, Inc., Redwood Investment Associates, L.P., Dr. Jonathan Landow, Mr. Joseph Ciavarella and the former stockholders of Lifetime.

     99.1 Press Release dated June 27, 2003.


The  following  documents are being filed  as exhibits to this Form 8-K/A:

     10.8 Form of Share Exchange Agreement among American United Global, Inc. Lifetime Healthcare Services, Inc., New York Medical, Inc, and the New York Medical Inc. Employee Stock Ownership Plan and Trust.

     10.9 Form of Certificate of Designations for Series B-4 Preferred Stock.

     13.0 American United Global, Inc. June 30, 2003 Form 10-Q/A as filed with the United States Securities and Exchange Commission.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.



                                                    AMERICAN UNITED GLOBAL, INC.


                                                        By: /s/Robert M. Rubin
                                                        ----------------------
                                                        Robert M. Rubin, CEO


September 2, 2003